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TABLE OF CONTENTS

As Filed With the Securities and Exchange Commission on January 20, 2004

Registration No. 333-111844

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

UnitedGlobalCom, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4841	84-1602895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Michael T. Fries
Chief Executive Officer
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Garth B. Jensen, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
(303) 861-7000

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the later to occur of (1) the effective date of this Registration Statement and (2) the record date for the distribution of the rights registered hereby.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE CHART

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Class A common stock, $0.01 par value per share	82,169,968	$1,016,040,048	$82,198(3)

Class B common stock, $0.01 par value per share	2,295,445

Class C common stock, $0.01 par value per share	84,874,595

Rights to purchase shares of Class A common stock, $0.01 par value per share	82,169,968	(2)	(2)

Rights to purchase shares of Class B common stock, $0.01 par value per share	2,295,445

Rights to purchase shares of Class C common stock, $0.01 par value per share	84,874,595

Total		$1,016,040,048	$82,198(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(e) and Rule 457(o).

(2)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)
The registrant paid a fee of $80,900 upon filing this Registration Statement on Form S-3 on January 12, 2004. Accordingly, a registration fee of $1,298 is due in connection with this Amendment No. 1 and is being paid in connection herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED JANUARY 20, 2004

Up to 82,069,968 Shares of Class A Common Stock
Up to 2,295,445 Shares of Class B Common Stock
Up to 84,874,595 Shares of Class C Common Stock

We are distributing to our stockholders 0.28 transferable subscription rights for each share of our common stock held by them at the close of business on Wednesday, January 21, 2004, which is the record date for the distribution. If all rights are exercised, we will receive approximately $1.0 billion from the rights offering, before paying estimated expenses of approximately $0.8 million. Holders of our Class A common stock will be distributed Class A rights to acquire shares of our Class A common stock, holders of our Class B common stock will be distributed Class B rights to acquire shares of our Class B common stock and holders of our Class C common stock will be distributed Class C rights to acquire shares of our Class C common stock.

Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Class A right entitles the holder to purchase one share of our Class A common stock, each whole Class B right entitles the holder to purchase one share of our Class B common stock and each whole Class C right entitles the holder to purchase one share of our Class C common stock, each at a subscription price of $6.00 per share. We will not issue or pay cash in lieu of fractional rights. Instead, we will round up any fractional rights to the nearest whole right. The subscription price for shares may only be paid in cash.

Under the oversubscription privilege, each rightsholder that exercises its basic subscription privilege in full will have the right to subscribe, at the same subscription price, for up to that number of shares of Class A common stock, in the case of Class A rights, shares of our Class B common stock, in the case of Class B rights, or shares of our Class C common stock, in the case of Class C rights, that are not purchased by other rightsholders under their basic subscription privilege. If you deliver an oversubscription request for shares of our common stock and we receive oversubscription requests for more shares of the same class of our common stock than we have available for oversubscription, you will receive your pro rata portion of the available shares based on the number of shares of all classes that you purchase under your basic subscription privileges or, if less, the number of shares for which you oversubscribe. All exercises of rights are irrevocable.

Liberty Media Corporation, our majority stockholder that owns approximately 55% of our outstanding common stock, has indicated to us its current intention to exercise its basic subscription privilege in full if the rights offer proceeds on the terms described in this prospectus. Liberty and its subsidiaries are currently the only holders of our Class B and Class C common stock.

The rights offering will expire at 5:00 p.m., New York City time, on Friday, February 6, 2004, unless we extend it. NO EXERCISES OF RIGHTS WILL BE ACCEPTED FOLLOWING THE EXPIRATION TIME. We may terminate the rights offering for any reason before the expiration time. Unless we terminate the rights offering, we will issue the shares purchased by you in the rights offering as soon as practicable following the expiration time. Mellon Bank, N.A. is the subscription agent for the Class A rights offering. We are acting as the subscription agent for the Class B and Class C rights offering.

Our Class A common stock is listed under the symbol "UCOMA" on the Nasdaq National Market. On January 16, 2004, the last sales price of our Class A common stock was $10.00. We have applied for the Class A rights to be listed for trading on the Nasdaq National Market under the symbol "UCOMR". Neither our Class B nor Class C common stock is listed on any exchange. We do not intend to list the Class B or Class C rights on any exchange.

This investment involves risks. See "Risk Factors" beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January     , 2004

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF CLASS A COMMON STOCK
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
THE RIGHTS OFFERING
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

i

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. To fully understand our company and this rights offering of our common stock, you should read carefully this entire document and the other documents to which you have been referred. In particular, please read "Where You Can Find More Information."

Questions and Answers

Q:
WHAT IS A RIGHTS OFFERING?

A:
A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our Class A common stock, Class B common stock and Class C common stock 0.28 subscription rights for each share of the respective class of common stock held by them at 5:00 p.m., New York City time, on Wednesday, January 21, 2004, the record date for this rights offering.

Q:
WHAT IS A RIGHT?

A:
Each whole Class A right entitles its holder to purchase one share of our Class A common stock at the subscription price of $6.00 per share. Each whole Class B right entitles its holder to purchase one share of our Class B common stock at the subscription price of $6.00 per share. Each whole Class C right entitles its holder to purchase one share of our Class C common stock at the subscription price of $6.00 per share. These subscription prices reflect an approximately 40% discount to the $10.00 per share last sales price of our Class A common stock on the Nasdaq National Market on January 16, 2004, the last trading day before the announcement of the subscription prices. We will not issue or pay cash in lieu of fractional rights. Instead, we will round up any fractional rights to the nearest whole right. Each right carries with it a basic subscription privilege and an oversubscription privilege.

Q:
WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

A:
The basic subscription privilege entitles each holder of a whole right to purchase one share of our Class A common stock, in the case of a Class A right, one share of our Class B common stock, in the case of a Class B right, or one share of our Class C common stock, in the case of a Class C right, for the subscription price.

Q:
WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?

A:
The oversubscription privilege entitles each rightsholder, if the rightsholder fully exercises its basic subscription privilege, to subscribe at the subscription price for up to that number of shares of our Class A common stock, in the case of Class A rights, Class B common stock, in the case of Class B rights, or Class C common stock, in the case of Class C rights, that are offered in the rights offering but are not purchased by the other rightsholders under their basic subscription privilege.

Q:
WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE?

A:
We will be able to satisfy exercises of the oversubscription privilege with respect to a class of our common stock only if holders of the rights for that class purchase less than all of the shares of our common stock of that class that may be purchased under the applicable basic subscription privilege. If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests for a class exceed the shares available for that class, we will allocate the available shares pro rata among holders that oversubscribed in proportion to the number of shares of common stock of all classes that each rightsholder in that class purchases pursuant to its basic subscription privileges under all rights, of whatever class, held by such rightsholder.

Q:
WHEN WILL THE RIGHTS OFFERING EXPIRE?

A:
The rights offering will expire at the expiration time of 5:00 p.m., New York City time, on Friday, February 6, 2004, unless we extend it. Accordingly, if a rightsholder desires to exercise its subscription rights, the subscription agent must actually receive all required documents and payments for that rightsholder before that date and time. We may extend the expiration time for any reason.

Q.
HAVE ANY STOCKHOLDERS INDICATED THEY WILL EXERCISE THEIR RIGHTS?

A.
Liberty is our majority stockholder and owns approximately 55% of our outstanding common stock. Liberty has indicated to us its current intention to exercise its basic subscription privileges in full if the rights offering proceeds on the terms described in this prospectus. This will result in the issuance to Liberty, pursuant to its basic subscription privileges, of 5,460,400 shares of Class A common stock, 2,295,445 shares of Class B common stock and 84,874,592 shares of Class C common stock for an aggregate purchase price of approximately $556 million.

Q:
WHO IS THE SUBSCRIPTION AGENT?

A:
Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.) is the subscription agent for the Class A rights offering. We are acting as the subscription agent for the Class B and Class C rights offering. References generally to the subscription agent in this prospectus refer to Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.) with respect to the Class A rights, and to us, with respect to the Class B and Class C rights.

Q:
WHAT IS THE RECORD DATE?

A:
The record date is Wednesday, January 21, 2004 at 5:00 p.m., New York City time. Only our stockholders as of the record date will receive subscription rights.

Q:
ARE THERE ANY CONDITIONS TO THE CONSUMMATION OF THE RIGHTS OFFERING?

A:
No. There are no conditions to the consummation of the rights offering. However, we reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome. In addition, we will not be required to accept subscriptions or issue shares until the expiration time.

Q:
CAN YOU TERMINATE THE RIGHTS OFFERING?

A:
Yes. We may terminate the rights offering for any reason before the expiration time.

Q:
IF YOU TERMINATE THE RIGHTS OFFERING, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

A:
Yes. If we terminate the rights offering, all subscription payments will be returned as soon as practicable following the expiration time. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering. If we terminate the rights offering, we will not be obligated to issue shares to rightsholders that have exercised their rights prior to such termination.

Q:
HOW WILL YOU USE THE PROCEEDS RECEIVED FROM THE RIGHTS OFFERING?

A:
If all of the rights are exercised, we will receive approximately $1.0 billion, before deducting any offering expenses. These expenses are estimated to be $0.8 million. We plan to use net proceeds we receive from the rights offering for working capital and general corporate purposes, including future acquisitions and repayment of indebtedness. We expect to use approximately 10% of any net proceeds to repay outstanding bank facility indebtedness of our subsidiaries.

Q:
HOW MANY SHARES OF OUR COMMON STOCK ARE CURRENTLY OUTSTANDING?

A:
As of January 16, 2004, we had outstanding a total of 604,428,588 shares of common stock. This consists of 293,107,030 shares of our Class A common stock, 8,198,016 shares of our Class B common stock and 303,123,542 shares of our Class C common stock. These numbers exclude shares issuable pursuant to outstanding stock options and, with respect to shares of Class A common stock, assume that the demands for appraisal by former stockholders of UGC Europe in connection with the recently completed merger between UGC Europe and one of our subsidiaries are withdrawn or found to be invalid prior to the record date of this rights offering. Each share of our Class B common stock is convertible into one share of our Class A common stock at any time, at the option of the holder. Each share of Class C common stock is convertible into one share of Class A common stock or Class B common stock at any time, at the option of the holder. If the rights offering is fully subscribed, based on the number of shares of our common stock outstanding as of January 16, 2004, the number of outstanding shares of our Class A common stock, Class B common stock and Class C common stock will increase by 82,069,968 shares, 2,295,445 shares and 84,874,592 shares, respectively, following the issuance of all shares purchased in the rights offering.

Q:
HOW DO I EXERCISE MY RIGHTS?

A:
Each holder who wishes to exercise the basic subscription privilege under its rights should properly complete and sign its rights certificate. The holder should deliver the rights certificate together with payment of the subscription price for each share of common stock subscribed for to the appropriate subscription agent before the expiration time. Each holder who further wishes to exercise the oversubscription privilege under its rights must also include payment of the subscription price for each share of common stock subscribed for under the oversubscription privilege. We recommend that any holder of rights who uses the United States mail to effect delivery use insured, registered mail with return receipt requested.

Any Class A rightsholder who cannot deliver its rights certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading "The Rights Offering—Guaranteed Delivery Procedures." Guaranteed delivery procedures are not available for Class B and Class C rightsholders. We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading "The Rights Offering" beginning with the section entitled "—Exercising Your Rights," in the rights certificates themselves, in the document entitled "Instructions for Use of UnitedGlobalCom, Inc. Class A Common Stock Rights Certificates" for Class A rightsholders, and in the document entitled "Instructions for Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates" for Class B and Class C rightsholders.

Q:
HOW MAY I PAY MY SUBSCRIPTION PRICE?

A:
For Class A rightsholders, your cash payment of the subscription price for the Class A rights must be made by either certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.). For Class B and Class C rightsholders, your cash payment of the subscription price for the Class B rights and Class C rights may be made, at the holder's option, by certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to us, or by wire transfer of immediately available funds to the account maintained by us for the purpose of accepting Class B common stock and Class C common stock subscriptions under this rights offering, as more fully described in the document entitled "Instructions for Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates."

Q:
TO WHOM SHOULD I SEND FORMS AND PAYMENTS?

A:
You should send your Class A rights certificate and payment for Class A common stock subscribed for and any other required documentation to the subscription agent for the Class A rights offering, Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.), as follows:

By Mail:	By Hand:
UnitedGlobalCom, Inc. c/o Mellon Investor Services LLC Attention: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	UnitedGlobalCom, Inc. c/o Mellon Investor Services LLC Attention: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271
By Overnight Courier:
UnitedGlobalCom, Inc. c/o Mellon Investor Services LLC Attention: Reorganization Dept. 85 Challenger Road Overpeck Centre Ridgefield Park, NJ 07660

If you are a Class B or Class C rightsholder, you should send your Class B and Class C rights certificates and payment or wire transfer for Class B or Class C common stock subscribed for to us at our address or account described in the document entitled, "Instructions for Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates."

Q:
WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE CLASS A RIGHTS OFFERING BUT MY SHARES OF CLASS A COMMON STOCK ARE HELD IN THE NAME OF MY BROKER OR A CUSTODIAN BANK?

A:
We will ask brokers, dealers and nominees holding shares of our Class A common stock on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to sell or exercise its Class A rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner of Class A common stock should complete and return to its broker, dealer or nominee the document entitled "Beneficial Owner Election Form." This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of our Class A common stock on behalf of other persons.

Q:
WILL I RECEIVE SUBSCRIPTION MATERIALS BY MAIL IF MY ADDRESS IS OUTSIDE THE UNITED STATES?

A:
No. We will not mail rights certificates to any person with an address outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, the subscription agent will hold rights certificates for the account of all foreign holders. To exercise or transfer those rights, each such holder must notify the subscription agent on or before 11:00 a.m., New York City time, on Friday, January 30, 2004, and establish to our satisfaction that it is permitted to exercise or transfer its rights under applicable law. In the case of Class A rights, the subscription agent will attempt to sell, if feasible, the Class A rights held on behalf of any foreign holder that fails to establish to our satisfaction that such exercise or transfer is permitted under applicable law, and that fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received by such time). The estimated proceeds, if any, of any such sale will be payable to the applicable foreign holder. Class B and Class C rights will not be sold on behalf of foreign holders.

Q:
WILL I BE CHARGED ANY FEES IF I EXERCISE MY RIGHTS?

A:
We will not charge a fee to holders for exercising their rights. However, any holder exercising its Class A rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q:
MAY I TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

A:
Yes. All of the classes of rights being distributed are transferable. We have applied for the Class A rights to be listed for trading on the Nasdaq National Market under the symbol "UCOMR". If the Class A rights become listed for trading on the Nasdaq National Market, they may be traded until the close of business on the last trading day before the expiration time. However, we cannot assure you that a trading market for any class of the rights will exist or will develop. We do not intend to list the Class B or Class C rights on any exchange.

Q:
HOW MAY I SELL MY CLASS A RIGHTS?

A:
Any holder who wishes to sell its rights should contact its broker or dealer. Any holder who wishes to sell its Class A rights may also seek to sell the rights through the subscription agent. Each holder of Class A rights will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. There are limitations on your ability to sell rights to foreign persons. We cannot assure you that any person, including the subscription agent, will be able to sell any Class A rights on your behalf. Class B and Class C rights will not be sold through the subscription agent. Please see "The Rights Offering—Method of Transferring and Selling Rights" for more information.

Q:
AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

A:
No. However, any stockholder who chooses not to exercise its rights will experience dilution to its equity interest in our company.

Q:
IF I EXERCISE RIGHTS IN THE RIGHTS OFFERING, MAY I CANCEL OR CHANGE MY DECISION?

A:
No. All exercises of rights are irrevocable even if we extend the subscription period. We may extend the expiration time for any reason.

Q:
IF I EXERCISE MY RIGHTS, WHEN WILL I RECEIVE THE SHARES FOR WHICH I HAVE SUBSCRIBED?

A:
We will issue the shares of Class B common stock and Class C common stock for which subscriptions have been properly received prior to the expiration time as soon as practicable following the expiration time. With respect to Class A rights, we will not be able to calculate the number of shares to be issued to each exercising Class A rightsholder until after the third business day after the expiration time, which is the latest time by which rights certificates may be received by the subscription agent under the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures." As such, we will issue the shares of Class A common stock for which subscriptions have been properly received as soon as practicable following the latest time by which rights certificates may be received under the guaranteed delivery procedures. Shares of Class A common stock that you purchase in the rights offering will be listed on the Nasdaq National Market. Neither our Class B common stock nor our Class C common stock is listed on an exchange.

Q:
HAVE YOU OR YOUR BOARD OF DIRECTORS MADE A RECOMMENDATION AS TO WHETHER I SHOULD SELL OR EXERCISE MY RIGHTS?

A:
No. Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our common stock, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING TO ME?

A:
U.S. holders who receive rights will not recognize taxable income in connection with the distribution or exercise of the rights. Any U.S. holder who sells its rights or the shares of common stock that it acquires by exercising its rights may recognize a gain or loss. We urge you to consult your own tax advisor regarding the specific U.S. federal income tax or other tax consequences associated with the rights offering, including the applicability and effect of any state, local, foreign or other tax laws. For a summary of the U.S. federal income tax consequences that are expected to be material to typical U.S. holders of our common stock that receive rights distributed pursuant to the rights offering, please see the section entitled "Material United States Federal Income Tax Consequences."

Q:
WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

A:
If you have questions or need assistance regarding your Class A rights, please contact Mellon Investor Services LLC, the information agent for the Class A rights offering, at:

Mellon Investor Services LLC
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ 07660
TOLL FREE: (888) 684-7182

If you have questions or need assistance regarding your Class B or Class C rights, please contact us at:

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, CO 80237
Attn: Corporate Secretary
(303) 770-4001

Our Company

We are the largest international broadband communications provider of video, voice and Internet services with operations in numerous countries. Our networks reach approximately 12.6 million homes and serve approximately 7.4 million video subscribers, 717,900 voice subscribers and 868,000 high-speed Internet access subscribers. Our largest consolidated operation (UGC Europe) is a leading pan-European broadband communications company. Our primary Latin American operation (VTR GlobalCom) is Chile's largest multi-channel television and high-speed Internet access provider in terms of homes passed and number of subscribers, and Chile's second largest provider of residential telephone services, in terms of lines in service. We also have an approximate 20% interest in SBS Broadcasting S.A., a European commercial television and radio broadcasting company, and an approximate 38% interest in Austar United, a leading pay-TV provider in Australia.

We are a Delaware corporation formed on February 5, 2001. Our offices are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237. Our telephone number is (303) 770-4001.

The following presents certain operating data for the systems we own, as of September 30, 2003:

	September 30, 2003
	Homes Passed(1)	Two-way Homes Passed(2)	Video Subscribers(3)	Telephony Subscribers(4)	Internet Subscribers(5)	Total RGUs(6)
Europe:
The Netherlands	2,596,000	2,338,700	2,363,500	159,600	315,100	2,838,200
Poland	1,872,800	336,800	980,600	–	23,200	1,003,800
Hungary	975,000	547,600	786,500	64,600	36,100	887,200
Austria	923,300	920,100	521,000	153,300	196,300	870,600
France	1,373,100	683,100	472,500	55,800	23,900	552,200
Norway	484,500	203,800	372,800	23,300	35,000	431,100
Czech Republic	681,400	243,100	356,300	3,000	21,500	380,800
Sweden	421,600	267,000	299,700	–	70,700	370,400
Romania	458,400	–	330,400	–	–	330,400
Slovak Republic	383,500	66,500	293,000	–	800	293,800
Belgium	154,100	154,100	130,700	–	26,800	157,500

Total	10,323,700	5,760,800	6,907,000	459,600	749,400	8,116,000

Latin America:
Chile	1,746,500	1,017,300	486,600	258,300	114,800	859,700
Brazil	463,000	463,000	15,900	–	700	16,600
Peru	66,800	30,300	12,300	–	2,600	14,900
Uruguay	–	8,300	–	–	500	500

Total	2,276,300	1,518,900	514,800	258,300	118,600	891,700

Grand Total	12,600,000	7,279,700	7,421,800	717,900	868,000	9,007,700

(1)
"Homes Passed" are homes that can be connected to our broadband network without further extending the distribution plant.

(2)
"Two-way Homes Passed" are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top computer, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.

(3)
"Video Subscribers" consist of one or more of the following: a basic analog cable customer (generally counted on a per connection basis for residential customers and an equivalent unit basis for commercial contracts), a digital customer (home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service) and a direct-to-home customer (home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites).

(4)
"Telephony Subscriber" is a home or commercial unit connected to our broadband network (or twisted pair network in certain areas), where a customer has requested and is receiving voice services.

(5)
"Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.

(6)
"Revenue Generating Unit", or "RGU", is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, Telephony Subscriber or Internet Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Video, Telephony and Internet Subscribers.

Recent Developments

UGC Europe Exchange Offer and Merger

On December 18, 2003, we concluded an exchange offer pursuant to which we offered to exchange 10.3 shares of our Class A common stock for each outstanding share of UGC Europe common stock. Following the exchange offer, we owned approximately 92% of the outstanding shares of UGC Europe common stock. On December 19, 2003, we effected a short-form merger between UGC Europe and one of our subsidiaries on the same terms offered in the exchange offer. We now own all of the outstanding equity securities of UGC Europe. We have issued, or are obligated to issue, an aggregate of approximately 172 million shares of our Class A common stock, which number will be reduced to the extent former stockholders of UGC Europe validly exercise appraisal rights provided by law. On January 16, 2004, Liberty acquired an additional 15,173,898 shares of our Class A common stock at $7.6929 per share pursuant to a preemptive right that became exercisable in connection with our closing of the UGC Europe exchange offer and merger. To the extent that former stockholders of UGC Europe withdraw their demands for appraisal under Delaware law, or such demands for appraisal are found to be invalid, Liberty will be entitled to acquire additional shares at a purchase price of $7.6929 per share pursuant to its preemptive right.

Liberty Media Corporation Acquisition of Controlling Interest

On January 5, 2004, Liberty, our largest stockholder, acquired an aggregate of 8,198,016 shares of Class B common stock from certain of our founding stockholders in exchange for securities of Liberty and cash. Upon the completion of this exchange, and giving effect to Liberty's acquisition of the shares pursuant to the exercise of its preemptive right in connection with the UGC Europe merger, as described above, it owns approximately 55% of our common stock, representing approximately 92% of our voting power. Beginning with the next annual meeting of our stockholders, the holders of our Class A, Class B and Class C common stock will vote together as a single class in the election of our directors. Liberty now has the ability to elect our entire board of directors and otherwise to generally control us. See "Risk Factors—Liberty controls us and may have interests that differ from yours and may result in us acting in a manner inconsistent with your general interests." The closing of the exchange resulted in a change of control of us.

In connection with the exchange, Albert Carollo, Curtis Rochelle and Tina Wildes resigned from our board of directors. Paul A. Gould, who was designated by Liberty, was appointed to serve on our board of directors.

Upon closing of this exchange, the standstill agreement between Liberty and us terminated, except for provisions of that agreement granting Liberty preemptive rights to acquire shares of our Class A common stock. These preemptive rights will survive indefinitely, as modified by an agreement between us and Liberty entered into on November 12, 2003. The former standstill agreement restricted the amount of our stock that Liberty could acquire and restricted the way Liberty could vote our stock. On January 5, 2004, Liberty entered into a new standstill agreement with us that generally limits Liberty's ownership of our common stock to 90% or less, unless Liberty makes an offer or effects another transaction to acquire all of our common stock. Except in the case of a short-form merger in which our stockholders are entitled to statutory appraisal rights, such offer or transaction must be at a price at or above a fair value of our shares determined through an appraisal process if a majority of our independent directors has voted against approval or acceptance of such transaction.

Liberty Application for Regulatory Approval in Chile

On January 9, 2004, a subsidiary of Liberty and other owners of Metrópolis Intercom S.A., a Chilean company in which Liberty holds an indirect 50% interest, filed a petition with relevant regulatory authorities in Chile seeking approval to merge Metrópolis with VTR. The petition was filed by Liberty and the other owners of Metrópolis, on their own behalf, without our or VTR's involvement. We have no agreement with Liberty with respect to any such merger, and there can be no assurance that such an agreement will be reached. Any such agreement between us and Liberty would require approval of our independent directors.

Summary Selected Historical Consolidated Financial Data

In the table below, we provide you with our summary selected historical consolidated financial data. We prepared this information using our consolidated financial statements for the dates indicated. The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including certain mergers, acquisitions and dispositions. For this and other reasons, you should read it together with our historical consolidated financial statements and related notes incorporated by reference in this prospectus.

	(Unaudited) Nine Months Ended September 30,
			Year Ended December 31,				Ten Months Ended December 31, 1998
	2003	2002	2002	2001	2000	1999
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$1,375,666	$1,113,508	$1,515,021	$1,561,894	$1,251,034	$720,762	$254,466

Operating income (loss)	$(190,431)	$(376,008)	$(899,282)	$(2,872,306)	$(1,140,803)	$(775,625)	$(327,383)

Net income (loss)	$2,376,062	$62,209	$(356,454)	$(4,494,709)	$(1,220,890)	$636,318	$(545,532)

Basic net income (loss) per share	$9.17	$0.15	$(0.93)	$(45.54)	$(13.24)	$7.53	$(7.43)

Diluted net income (loss) per share	$9.17	$0.16	$(0.93)	$(45.54)	$(13.24)	$6.67	$(7.43)

	(Unaudited)	December 31,
	September 30, 2003
		2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Current assets	$588,524	$865,551	$1,943,251	$2,937,331	$2,903,271	$188,527

Total assets	$5,773,103	$5,931,594	$9,038,640	$13,146,952	$9,002,853	$1,542,095

Senior notes and other long-term debt, including current portion	$4,094,594	$6,651,894	$10,033,387	$9,893,044	$6,041,635	$2,001,953

Stockholders' equity (deficit)	$346,587	$(4,284,874)	$(4,555,480)	$(85,234)	$1,114,306	$(983,665)

Summary Selected Unaudited Pro Forma Condensed Consolidated Financial Information

In the tables below, we provide you with our summary selected unaudited pro forma condensed consolidated financial information to give you a better understanding of what our financial statements might have looked like had the UGC Europe exchange offer been completed as of January 1, 2002 for statements of operations purposes and as of September 30, 2003 for balance sheet purposes. This unaudited pro forma condensed consolidated financial information is derived from our unaudited and audited historical consolidated financial statements and related notes incorporated by reference herein, in addition to certain assumptions and adjustments. This unaudited pro forma condensed consolidated financial information should be read together with our unaudited and audited historical consolidated financial statements and related notes, and other financial information pertaining to us, incorporated by reference herein. You should not rely on this unaudited pro forma condensed consolidated financial information as being indicative of the historical results that we would have had or the future results that we will experience. Our actual financial position and results of operations may differ, perhaps materially, from the unaudited pro forma amounts reflected herein because of a variety of factors, including changes in value not currently identified and changes in operating results between the dates of the unaudited pro forma condensed consolidated financial information and the date the UGC Europe exchange offer and merger were consummated. For further detail regarding this pro forma information see "Unaudited Pro Forma Condensed Consolidated Financial Information."

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
	(In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statements of Operations Data:
Revenue	$1,515,021	$1,375,666
Operating expense and other	(2,420,303)	(1,566,097)

Operating income (loss)	(905,282)	(190,431)
Other income (expense), net	1,887,550	2,524,790

Income before cumulative effect of change in accounting principle	$982,268	$2,334,359

Basic and diluted income per common share before cumulative effect of change in accounting principle	$1.74	$6.42

September 30, 2003
(In thousands)
Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Current assets	$576,524
Long-term assets	6,373,501

Total assets	$6,950,025

Current liabilities	$1,453,678
Long-term liabilities	3,828,941
Minority interests in subsidiaries	25,752
Stockholders' equity	1,641,654

Total liabilities and stockholders' equity	$6,950,025

Summary Selected Financial Information

We prepared this information using our consolidated financial statements for the dates indicated. The financial information presented below is not necessarily comparable from period to period as a result of several transactions, including certain mergers, acquisitions and dispositions. For this and other reasons, you should read it together with our consolidated financial statements and related notes incorporated by reference into this prospectus.

	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Revenue:
UGC Europe	$1,208,197	$969,470	$1,319,741	$1,233,188	$918,634
VTR	161,667	136,815	186,426	166,590	148,167
Austar United(1)	–	–	–	155,631	177,313
Other	5,802	7,223	8,854	6,485	6,920

Total	$1,375,666	$1,113,508	$1,515,021	$1,561,894	$1,251,034

Adjusted EBITDA:
UGC Europe	$406,046	$187,017	$270,666	$(144,452)	$(334,498)
VTR	47,884	29,828	41,959	26,860	12,582
Austar United(1)	–	–	–	(41,847)	(45,304)
Other	(11,062)	(6,920)	(16,251)	(31,804)	(1,244)

Total	$442,868	$209,925	$296,374	$(191,243)	$(368,464)

(1)
As a result of the sale of 49.99% of our interest in United Australia/Pacific, Inc., we deconsolidated the results of operations of Austar United effective November 15, 2001.

Adjusted EBITDA is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. "EBITDA" is an acronym for earnings before interest, taxes, depreciation and amortization. As we use the term, Adjusted EBITDA further removes the effects of cumulative effects of accounting changes, share in results of affiliates, minority interests in subsidiaries, reorganization expense, other income and expense, gain on issuance of common equity securities by subsidiaries, provision for loss on investments, gain (loss) on sale of investments in affiliates and other assets, proceeds from litigation settlement, gain on early extinguishment of debt, foreign currency exchange gain (loss), impairment and restructuring charges, and stock-based compensation. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available generally accepted accounting principles, or "GAAP," measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Adjusted EBITDA distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Adjusted EBITDA is important because analysts and other investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments' Adjusted EBITDA to our consolidated net income as presented in the accompanying consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance.

Investors should view Adjusted EBITDA as a supplement to, and not a substitute for, other GAAP measures of income as a measure of operating performance. As discussed above, Adjusted EBITDA excludes, among other items, frequently occurring impairment, restructuring and other charges that would be included in GAAP measures of operating performance.

Below is a reconciliation of total segment Adjusted EBITDA to consolidated net income (loss).

	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Total segment Adjusted EBITDA	$442,868	$209,925	$296,374	$(191,243)	$(368,464)
Loss on disposal of Poland DTH business	(8,000)	–	–	–	–
Stock-based compensation	(28,647)	(25,618)	(28,228)	(8,818)	43,183
Depreciation and amortization	(598,207)	(538,810)	(730,001)	(1,147,176)	(815,522)
Impairment and restructuring	1,555	(21,505)	(437,427)	(1,525,069)	–

Operating income (loss)	(190,431)	(376,008)	(899,282)	(2,872,306)	(1,140,803)
Interest expense, net	(253,210)	(469,410)	(641,786)	(966,134)	(795,486)
Foreign currency exchange gain (loss), net	137,882	434,299	739,794	(148,192)	(215,900)
Gain (loss) on sale of investments in affiliates, net	281,321	142,842	117,262	(416,803)	6,194
Gain on extinguishment of debt	2,183,997	2,208,782	2,208,782	3,447	–
Other expense, net	(15,147)	(194,023)	(120,832)	(265,512)	117,574

Income (loss) before income taxes and other items	2,144,412	1,746,482	1,403,938	(4,665,500)	(2,028,421)
Share in results of affiliates and other, net	231,650	(339,551)	(415,670)	150,735	807,531

Income (loss) before cumulative effect of change in accounting principle	2,376,062	1,406,931	988,268	(4,514,765)	(1,220,890)
Cumulative effect of change in accounting principle	–	(1,344,722)	(1,344,722)	20,056	–

Net income (loss)	$2,376,062	$62,209	$(356,454)	$(4,494,709)	$(1,220,890)

RISK FACTORS

An investment in our stock is subject to a number of risks. You should consider carefully the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus and all of the other information in this prospectus.

Our substantial consolidated indebtedness could adversely affect our and our subsidiaries' ability to obtain financing, cash available for working capital and stock price

We are highly leveraged. As of September 30, 2003, we had consolidated debt (excluding accrued interest) of approximately $4.2 billion, which included our debt of approximately $102.7 million and debt of our subsidiaries of approximately $4.1 billion. Our subsidiaries, including UGC Europe, are required to comply with restrictive debt covenants in operating their respective businesses. If we are unable to repay amounts under our or our subsidiaries' debt facilities or senior notes, the lenders under the debt facilities or senior notes could initiate a bankruptcy or liquidation proceeding or proceed against the collateral granted to them to secure that debt.

The degree to which our subsidiaries are leveraged could have other important consequences to you, including, but not limited to, the following:

•
a substantial portion of cash flow from operations is required to be dedicated to debt service and is not available for working capital, capital expenditures or other purposes;

•
our ability to obtain additional financing for our subsidiaries in the future could be limited;

•
we may be at a disadvantage compared to our competitors that have proportionately less debt;

•
some of our subsidiaries' borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

•
our ability to execute our business plan, compete effectively, respond adequately to unforeseen events and take advantage of opportunities could be limited; and

•
the high level of debt could make us more vulnerable to a downturn in our operating performance and a decline in general economic conditions.

We cannot assure you that circumstances will not require us to sell assets or obtain additional equity or debt financing at our level or those of our subsidiaries and affiliates. We may not at such time be able to sell assets or obtain additional financing on reasonable terms or at all.

We may experience net losses for the next several years which may prevent us from obtaining additional financing, restrict us from paying our existing indebtedness and lower our stock price

With the exception of the year ended December 31, 1999, we have experienced net losses every year since we started business through the year ended December 31, 2002. As of September 30, 2003, we had an accumulated deficit of $3.0 billion. We may continue to experience net losses. Continued net losses could increase our need for additional capital in the future, which we may not be able to obtain on satisfactory terms or at all. It may also prevent us from servicing our debt obligations and lower our stock price.

We may not realize the benefits that we expect from the UGC Europe exchange offer and merger transaction

We made the UGC Europe exchange offer and merged with UGC Europe because, among other reasons, we believe that the transaction will create a simpler, unified capital structure that will facilitate capital raising as well as the funding of UGC Europe by us, create a greater public float and liquidity and enable us to reduce organizational inefficiencies between UGC Europe and us. We cannot assure you that we will be able to realize these or other benefits. We may not be able to reduce the organizational inefficiencies as rapidly as or to the extent that we expect.

The video, telephone and Internet access businesses are capital intensive because it is expensive to add large numbers of customers; we may not have, or have access to, sufficient capital to remain competitive, thereby increasing the risk that we will not be able to grow our business

Adding large numbers of customers to our networks requires significant capital expenditures, including expenditures for labor and equipment costs. As technology changes in the video, telephone and Internet access industries, we may need to upgrade our systems to compete effectively in markets beyond what we currently plan. We may not have enough capital available from cash on hand, existing credit facilities and cash to be generated from operations for future capital needs. Our inability to pay for costs associated with adding new customers, expand or upgrade our networks or make our other planned or unplanned capital expenditures could limit our growth and harm our competitive position, earnings and stock price.

Since the telecommunications industry in which we operate is highly regulated, adverse regulation of our services and rates charged to customers could decrease the value of our assets, limit our growth, reduce the amount of future revenues we expect to recognize and harm our stock price

The video, telephone and Internet access industries in which we operate are regulated far more extensively than some other industries. In most of our markets, regulation of video services takes the form of price controls, programming content restrictions and ownership restrictions. To operate our telephone services, we are generally required to obtain licenses from appropriate regulatory authorities and to comply with interconnection requirements. The growth of our Internet access services may decline if more extensive laws and regulations are adopted with respect to electronic commerce.

We previously announced that we would increase rates for customers in The Netherlands. We have been enjoined from implementing these rate increases in certain jurisdictions within The Netherlands and proceedings have been threatened in other jurisdictions. As a result, we may not be able to implement these rate increases as originally announced, which could prevent us from recognizing the revenues anticipated from such rate increases.

We are facing increased regulatory review from competition authorities with respect to our operations in some countries because we own interests in both video distribution and Internet access systems as well as companies that provide content for video services and Internet subscribers. For example, in Europe, local operators with whom chello Media, one of UGC Europe's subsidiaries, has long-term content agreements are subject to exclusivity obligations that allow chello Media to offer its content products to them to the exclusion of other competing providers. These exclusivity obligations may cause the European Union and national regulatory agencies or national courts to reduce the period of exclusivity, declare that our agreements are null and void, or impose fines or civil liability to third parties. In The Netherlands, and at the European Union level, there are also debates ongoing regarding the question of what rights should be afforded to third parties in terms of access to cable networks. If we are required to offer third parties access to our distribution infrastructure for the delivery of video or Internet services without being able to specify the terms and conditions of such access, Internet service providers could potentially provide services that compete with our services over our network infrastructure. Providing third parties access to this distribution system may also diminish the value of our assets because we may not realize a full return on the capital that we invested in the distribution system. Even if regulatory changes do not, in fact, harm our business, the mere perception that these changes will hurt our business may harm our stock price.

Our business is almost entirely dependent on various telecommunications and media licenses granted and renewed by various national regulatory authorities in the territories in which we do and will do business; without these licenses, a number of our businesses could be severely curtailed or prevented

Regulatory authorities grant licenses for a limited term and might not renew them when they expire. Regulatory authorities may have the power, at their discretion, to terminate a license (or amend any provisions, including those related to license fees) without cause. If we were to breach a license or applicable law, regulatory authorities could revoke, suspend, cancel or shorten the term of a license or impose fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we may already be licensed. New technologies may permit new competitors to compete in areas where we hold exclusive licenses. National authorities may pass new laws or regulations requiring us to re-bid or re-apply for licenses or interpret present laws against us, adversely affecting our business. Regulatory authorities grant licenses on a temporary basis, and we cannot assure you that these licenses will be continued on the same terms. Licenses may require us to grant access to bandwidth, frequency capacity, facilities or services to other businesses that compete for our customers. Accordingly, a number of our businesses could be severely curtailed if those licenses were no longer available or were available at unfavorable terms.

Changes in technology may limit the competitiveness of our new services and demand for our new services, causing our revenues, growth and stock price to fall

Technology in the video, telecommunications and data services industries is changing rapidly. Technology in these industries has changed more rapidly than in some other industries, thereby increasing the risk associated with technological change in our business compared to businesses in other industries. This influences the demand for our products and services. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will affect our ability to continue to grow, increase our revenue and number of subscribers and remain competitive. For example, we have introduced new services, including:

  •
  additional video channels and tiers;

  •
  pay-per-view services with frequent starting times;

  •
  high-speed data and Internet access services; and

  •
  telephone services.

Our new products are also subject in all of our markets to lack of market acceptance, delays in development and failure to operate properly or meet customer expectations. There is no proven market for some of the advanced services we refer to above and our infrastructure may not be able to support the demand that may develop for these services. There may not be sufficient demand for our telephone, Internet access and other enhanced services. These factors may limit or harm our revenue, growth and stock price.

We may not be able to obtain attractive programming for our digital video services, thereby lowering demand for our services

We rely on programming suppliers for the bulk of our programming content. We may not be able to obtain sufficient high-quality programming for our digital video services on satisfactory terms or at all in order to offer compelling digital video services. This may reduce demand for our services, thereby lowering our future revenues. It may also limit our ability to migrate customers from lower tier programming to higher tier programming, thereby inhibiting our ability to execute our business plan.

We may not be able to obtain attractive programming for our video services in the local language. This could further lower our revenues and profitability.

We will likely encounter increased competition that may decrease the number of our subscribers and our revenues

The video, telephone and Internet access industries in many of the markets in which we operate are competitive and often are rapidly changing. We face competition today from other cable television service providers, direct-to-home satellite service providers and terrestrial television broadcasters. In the provision of telephone services, our operating companies face competition from the incumbent telecommunications operator in each country. These operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services. In many countries, our operating companies also face competition from wireless telephone providers. In the provision of Internet access services and online content, we face competition from incumbent telecommunications companies and other telecommunications operators, other cable-based Internet service providers, non-cable based Internet service providers and Internet portals. The Internet services offered by these competitors include both traditional dial-up access services and high-speed access services. Digital subscriber line is a technology that provides high-speed Internet access over traditional telephone lines. Both incumbent and alternative providers offer digital subscriber line services. We expect digital subscriber line to be a strong competitor to our Internet service in the future. If we are unable to compete effectively, we may lose subscribers, and our revenues and stock price may suffer.

The loss of key personnel could weaken our technological and operational expertise, delay the introduction of our new business lines and lower the quality of our service

Our success and growth strategy depends, in large part, on our ability to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. Because our operations extend to many countries, we may find it more difficult than companies that operate only or primarily domestically to attract and retain these personnel. Retaining a successful international management team may be particularly difficult because key employees may be required to live and work outside of their home countries and because experienced local managers are often unavailable. If we are not able to attract and retain qualified personnel, the level of our technical and operational expertise may decrease, lowering our growth and service quality.

We are exposed to numerous risks inherent to foreign investment, which may harm our revenues and profitability

Unlike most other U.S. companies, we operate all of our businesses outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism, general social unrest and other political risks, currency fluctuations, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. We are also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. In addition, our operations have been adversely affected by downturns in global economic conditions. These downturns could hurt our revenues and profitability to a far greater extent than companies that do not conduct most of their operations abroad.

Because we frequently do not hedge against foreign currency exchange rate and conversion risks, we may experience foreign exchange rate losses, reduced earnings and decreases in stockholders' equity

We are exposed to foreign exchange rate fluctuations related to our operating subsidiaries' monetary assets and liabilities and the financial results of foreign subsidiaries when their respective financial statements are translated into U.S. dollars during consolidation. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at period-end exchange rates and the statements of operations are translated at actual exchange rates when known, or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of stockholders' equity (deficit). Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. Certain items such as investments in debt securities of foreign subsidiaries, equipment purchases, programming costs, notes payable and notes receivable (including intercompany amounts) and certain other charges are denominated in a currency other than the respective company's functional currency, which results in foreign exchange gains and losses recorded in the consolidated statement of operations. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. For the ten months ended December 31, 1998, the years ended December 31, 1999, 2000, 2001 and 2002 and the nine months ended September 30, 2003, we had foreign exchange gains (losses) of $1.6 million, $(39.5) million, $(215.9) million, $(148.2) million, $739.8 million and $137.9 million, respectively. We also experienced a change in cumulative translation adjustments resulting in increases or decreases to stockholders' equity of $(24.7) million, $(127.2) million, $(47.6) million, $11.2 million, $(864.1) million and $(37.9) million for the ten months ended December 31, 1998, the years ended December 31, 1999, 2000, 2001 and 2002 and the nine months ended September 30, 2003, respectively.

Our 2002 merger transaction may limit our ability to use past operating losses and certain built-in losses to offset future taxable income

As a result of the merger transaction that occurred on January 30, 2002, we experienced an ownership change as defined by Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the "Code." Because of the ownership change, we are limited in our ability to use certain U.S. net operating losses and capital losses realized before the date of the ownership change to offset items of taxable income realized after that date. In addition, we had a significant "net unrealized built-in loss," as defined in Section 382(h) of the Code, inherent in our assets on the date of the ownership change. As a result, to the extent we sell these assets before January 30, 2007, we may be limited in our ability to use some, or all, of the respective built-in-losses to offset taxable income.

The direct acquisition of Senior Notes of Old UGC, Inc., our wholly-owned subsidiary which was formerly known as UGC Holdings, Inc., or "Old UGC," by us triggered "cancellation of debt" income at the Old UGC level for income tax purposes. Although such cancellation of debt income was excluded from taxable income because Old UGC was insolvent at the time such income was recognized, Old UGC was required to reduce certain of its tax attributes by the amount of cancellation of debt income so excluded. This reduction resulted in the elimination of substantially all of Old UGC's existing net operating loss carry forwards and a portion of its existing net capital loss carry forwards.

Because of our investments in foreign corporations, we may have to pay U.S. taxes on earnings of the foreign corporations regardless of whether such earnings are actually distributed to us, and we may be limited in claiming foreign tax credits; since substantially all of our revenue is generated through our foreign investments, these tax risks could have a material adverse impact on our effective income tax rate, financial condition and liquidity

Because we do business in foreign countries and have controlling interests in most of our subsidiaries, such subsidiaries are considered to be "controlled foreign corporations" under U.S. tax law. In general, a U.S. corporation that is a shareholder in a controlled foreign corporation may be required to include in its income the average adjusted tax basis of any investment in U.S. property held by a wholly or majority owned controlled foreign corporation to the extent that the controlled foreign corporation has positive current or accumulated earnings and profits. This is the case even though the U.S. corporation may not have received any actual cash distributions from the controlled foreign corporation. In addition, certain income earned by most of our foreign subsidiaries during a taxable year when the subsidiaries have positive earnings and profits will be included in our income to the extent of the earnings and profits when the income is earned, regardless of whether the income is distributed to us. The income, often referred to as "Subpart F income", generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain exchange gains in excess of exchange losses, and certain related party sales and services income. Since we and a majority of our subsidiaries are investors in, or are involved in, foreign businesses, we could have significant amounts of Subpart F income. Although we intend to take reasonable tax planning measures to limit our tax exposure, we cannot assure you that we will be able to do so.

Under the controlled foreign corporation rules, we may be required to include in our income the average adjusted tax basis of any "investment in U.S. property" held by one of our subsidiaries that qualifies as a controlled foreign corporation, or a "Subsidiary CFC," to the extent that a Subsidiary CFC has positive current or accumulated earnings and profits, as determined under U.S. federal income tax principles, even though we may not have received any actual cash distributions from the Subsidiary CFC. In particular, any material amount of earnings and profits generated by UPC's restructuring as described in its Second Amended Disclosure Statement dated January 7, 2003, filed in connection with UPC's reorganization under Chapter 11 of the bankruptcy code, may cause UGC Europe to have a material income inclusion with respect to UGC Europe's investment in UPC, a Subsidiary CFC, which, in turn, maintains an investment in UPC Polska (which constitutes an "investment in U.S. property" with respect to UPC). In this connection, we anticipate that (i) UPC's restructuring should not generate a material amount of earnings and profits for UPC, and (ii) following the consummation of the transactions proposed in connection with UPC's restructuring, UPC will not have any remaining, material tax basis in any investment in U.S. property as determined for U.S. federal income tax purposes by reason of both the application of certain provisions of the Internal Revenue Code and of certain internal restructuring efforts that UPC and/or UPC Polska intend to undertake. There can be no assurance that we will be able to implement the intended restructuring efforts in a timely manner. If UGC Europe is required to recognize income as a result of its investment in UPC either as a result of UPC's restructuring, or in future years as a consequence of the operating activities of Subsidiary CFC's, the U.S. tax liability arising therefrom could have a material adverse impact on our financial condition and liquidity.

In general, a U.S. corporation may claim a foreign tax credit against its U.S. federal income tax expense for foreign income taxes paid or accrued. A U.S. corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the U.S. corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. Some of our operating companies are located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on our income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and our inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective U.S. federal tax rate on our earnings. Since substantially all of our revenue is generated abroad, including in jurisdictions that do not have tax treaties with the United States, these risks are proportionately greater for us than for companies that generate most of their revenue in the United States or in jurisdictions that have these treaties.

The restructuring of UPC could result in material tax liabilities that would have a material adverse impact on the financial condition and liquidity of UGC Europe and, indirectly, on our financial condition

On September 3, 2003, UPC discharged a substantial amount of debt in connection with its restructuring. The Code provides that when a debtor discharges its debt at a discount, the debtor generally realizes "cancellation of debt" income (and earnings and profits in the case of a corporation). The Code also provides that this cancellation of debt income can be excluded from taxable income and, subject to certain limitations, earnings and profits under certain circumstances, including when the cancellation of debt income occurs in a transaction consummated pursuant to the bankruptcy code. When a debtor excludes cancellation of debt income from taxable income under the bankruptcy code exclusion, the debtor must reduce its basis in certain tax attributes, including but not limited to, net operating losses, capital losses and tax basis in assets, by the amount of excluded income. The debtor may also exclude such cancellation of debt income from its earnings and profits, but only to the extent such cancellation of debt income is applied to reduce the debtor's basis in its assets. If the excluded income exceeds the reduction in basis of the debtor's assets, the debtor's current year earnings and profits are increased by the amount of such excess. An increase in current or future earnings and profits as a result of UPC's restructuring to the extent that we are required to include cancellation of debt income in our earnings and profits could impact our federal income tax liabilities as we could be required to recognize all or a portion of UPC's current or future earnings and profits as a deemed dividend under certain specific provisions of the Code.

We currently expect that UPC will be able to exclude any realized cancellation of debt income associated with the UPC restructuring from its earnings and profits as determined for U.S. tax purposes under the bankruptcy code exclusion to the extent that UPC is able to reduce its adjusted tax basis in its assets. Any material amount of earnings and profits recognized as a result of UPC's restructuring of UGC Europe equity for UPC obligations as part of the reorganization plan may cause us to have a material income inclusion with respect to UPC's investments in U.S. property, which include (but are not limited to) UPC's investment in stock of certain U.S. corporations and certain outstanding receivables from UGC Europe. We expect UPC will be required to reduce the tax basis of its assets by a material amount as a result of the exclusion, which could have the effect of increasing UPC's earnings and profits as determined for U.S. tax purposes in subsequent years, if such assets are disposed of in a taxable disposition. Any increase in earnings and profits could impact our U.S. federal income tax liabilities by increasing required income inclusions under the U.S. Subpart F rules or investment in U.S. property rules.

In December of 2003, UPC Polska converted into a single member LLC, which resulted in UPC Polska being treated as a disregarded entity for U.S. income tax purposes. As a result of this conversion we do not believe the stock of UPC Polska will continue to represent an investment in U.S. property of UPC, as determined for U.S. federal income tax purposes. However, because UPC held its interest in UPC Polska for most of the 2003 tax year, UPC is deemed to have an investment in U.S. property for 2003. As such, we would be required to recognize income to the extent that UPC recognizes positive earnings and profits in 2003 as a result of UPC's restructuring or otherwise under the investment in U.S. property rules described above. The resulting U.S. tax liability to us could be substantial.

In connection with UPC's restructuring, UGC Europe exchanged its equity for both U.S. dollar and euro denominated UPC bonds. UGC Europe then exchanged these bonds for UPC equity. UGC Europe realized both exchange gains and losses on the exchange of euro denominated bonds for UPC equity. Such gains and losses are measured based on the purchase price paid and spot rate in effect when the bondholder who exchanged their bonds for UGC Europe equity acquired such bonds.

Under Dutch tax law, the discharge of UPC's indebtedness in connection with its restructuring would generally constitute taxable income to UPC in the period of discharge. UPC has reached an agreement with the Dutch tax authorities whereby UPC is able to utilize net operating loss carry forwards to offset any Dutch income taxes arising from the discharge of debt in 2003. UPC, together with its "fiscal unity" companies, expects that for the year ended December 31, 2003 it had sufficient current year and carry forward losses to fully offset any income to be recognized on the discharge of the debt.

UGC Europe may have to pay U.S. taxes on earnings of UPC and subsidiary controlled foreign corporations regardless of whether such earnings are actually distributed and UGC Europe may be limited in claiming foreign tax credits; these tax risks could have a material adverse impact on UGC Europe's effective income tax rate, financial condition and liquidity and indirectly on our financial condition

UPC and each of UPC's wholly, or majority, owned non-U.S. subsidiaries is a controlled foreign corporation of UGC Europe. Accordingly, we are subject to the rules, and the potential effects of the rules, described above regarding Subpart F income, investment in U.S. property, limitations on foreign tax credits, lack of treaty protection and inability to offset losses incurred in one foreign jurisdiction against income earned in another foreign jurisdiction. Application of these rules to us could have a material adverse impact on our financial condition and liquidity.

Because the price of our stock may be subject to wide fluctuations you may suffer a loss if you sell our stock or if the price of our stock declines before or after the rights expire

The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of common stock of telecommunications, Internet and other technology companies. During 2003 the price of our Class A common stock fluctuated between $2.20 and $9.00 per share and during 2002 the price fluctuated between $1.19 and $6.41 per share.

The market price of our common stock could be subject to such wide fluctuations in response to factors such as the following, some of which are beyond our control:

  •
  quarterly variations in our operating results;

  •
  operating results that vary from the expectations of securities analysts and investors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  future sales of our common stock; and

  •
  overall stock market price and volume fluctuations.

We cannot assure you that the market price of our common stock will not decline below the subscription price. You will not be able to revoke your exercise of rights were this to occur after you exercise your rights. Also, we cannot assure you that after you exercise your rights you will be able to sell the shares of common stock purchased thereby at a price equal to or greater than the subscription price paid by you.

Liberty controls us and may have interests that differ from yours and may result in us acting in a manner inconsistent with your general interests

Liberty currently owns approximately 55% of our outstanding common stock, which represents approximately 92% of the combined voting power of our common stock. To the extent Liberty exercises its subscription privileges in full and other stockholders do not exercise their subscription privileges, Liberty's relative ownership percentage of us will increase. As a result of Liberty's recent acquisition of shares of Class B common stock from our founding stockholders, each share of our Class C common stock now votes together with the shares of our Class A and Class B common stock on all matters to be voted upon by our stockholders, including, beginning with the next annual meeting of our stockholders, the election of directors.

As a result of its ownership of our common stock and the voting power attributable thereto, Liberty has sufficient voting power, without the vote of any other stockholder, to determine the outcome of any action presented to a vote of our stockholders, including the approval of extraordinary corporate transactions and amendments to our certificate of incorporation and bylaws. The interests of Liberty may diverge from your interests, and it may be in a position to cause or require us to act in a way that is inconsistent with the general interests of the other holders of our common stock.

It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders

Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

  •
  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

  •
  that vacancies on the board of directors may only be filled by the remaining directors;

  •
  that our stockholders may adopt, amend or repeal our bylaws only with the approval of holders of at least 66 2/3% of the voting power;

  •
  limiting who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

  •
  establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments without interest

We may terminate the rights offering for any reason prior to the expiration time. However, you may not revoke your exercise of rights. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights, except to return your subscription payments, without interest or deduction. In addition, if you purchase rights on the public market and we later terminate the rights offering, you will lose the purchase price you paid for your rights.

You will not receive interest on subscription funds returned to you for oversubscriptions if there are more oversubscriptions than there are shares available

If your participation in the oversubscription privilege is limited because there are more oversubscriptions than there are shares available, neither we nor the subscription agent will have any obligation except to return to you, without any interest, any subscription payment that you made for shares you requested pursuant to your oversubscription privilege but did not receive.

You should not consider the subscription prices of our Class A, Class B and Class C common stock as an indication of the value of our company or our common stock

The subscription prices of our Class A, Class B and Class C common stock may not reflect the value of our company. Our board of directors determined the subscription prices of our Class A, Class B and Class C common stock. These subscription prices represented a discount of approximately 40% to the per share closing price of our Class A common stock on the date that the subscription price was determined. These subscription prices do not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic stock prices or any other established criteria for valuation, and you should not consider the subscription prices as any indication of the value of our company. We cannot, however, assure you that our Class A common stock will trade at prices in excess of the subscription price at any time after the date of this prospectus.

Stockholders who do not fully exercise their rights will have their interests diluted by stockholders who do exercise their rights

Based on the number of shares of our common stock outstanding as of January 16, 2004, the rights offering will result in our issuance of up to an additional 82,069,968 shares of our Class A common stock, 2,295,445 shares of our Class B common stock and 84,874,592 shares of our Class C common stock. If you choose not to fully exercise your rights, or if you are a non-U.S. stockholder that is not permitted to participate in the rights offering, your relative ownership interests in us will be diluted. Rightsholders who, prior to the expiration of the rights offering, do not exercise their rights, or who sell their rights or have their rights sold on their behalf will also have their relative ownership interests in us diluted.

We may terminate the rights offering before the expiration time

We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering prior to the expiration time of the rights offering. This decision would be based upon various factors, including market conditions. We have no intention to terminate the rights offering, but we are reserving the right to do so.

If you elect to exercise your oversubscription privilege, you will have to make an advance deposit of the full amount of the purchase price for all of our common stock that you request, without any assurance as to whether you will receive any shares pursuant to your oversubscription privilege

The offering of Class A common stock, Class B common stock and Class C common stock upon exercise of both the basic subscription privilege and the oversubscription privilege for each class will be simultaneous. We may not be in a position to make any announcements during the offering period regarding the subscription requests received. Therefore, if you wish to exercise an oversubscription privilege, you will have to do so without any further information as to whether and to what extent the offering will be fully subscribed. In that case, you would be advancing funds, subject to refund without interest, without knowing whether you will receive all the shares you requested or any shares at all pursuant to your oversubscription privilege.

Once you exercise your rights, you may not revoke your commitment

Once you exercise your rights, you may not revoke your commitment. Therefore, even if circumstances arise after you have subscribed in the offering that change your mind about investing in our common stock, you will nonetheless be legally bound to proceed.

You must act promptly and follow instructions carefully if you want to exercise your rights

Eligible participants and, if applicable, brokers acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the subscription agent, Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.), with respect to Class A rights, and by us, with respect to the Class B and Class C rights, before the expiration of the rights offering at 5:00 p.m. New York City time, on Friday, February 6, 2004. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights certificate, send an incorrect payment amount, or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it to the extent of the payment received, in which event, your current investment in our company would be diluted. Neither we nor the subscription agent undertake to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the applicable procedures.

FORWARD LOOKING STATEMENTS

Some information in this prospectus contains, in addition to historical information, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, as well as on assumptions made by and information currently available to management. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with such forward-looking statements. All statements other than statements of historical fact included herein may constitute forward-looking statements. In addition, when we use the words "may", "will", "expects", "intends", "estimates", "anticipates", "believes", "plans", "seeks" or "continues" or the negative thereof or similar expressions herein, we intend to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, national and international economic and market conditions, competitive activities or other business conditions, and customer reception of our existing and future services. These forward-looking statements may include, among other things, statements concerning our plans, objectives and future economic prospects, potential benefits from and results of the consummation of the UGC Europe merger, and the success of the rights offering, expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You should be aware that the video, telephone and Internet access services industries are changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent herein are subject to a greater degree of risk than similar statements regarding certain other industries.

Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, we cannot assure you that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed in or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among other things, whether we and/or some of our subsidiaries will continue as going concerns, changes in television viewing preferences and habits by our subscribers and potential subscribers and their acceptance of new technology, programming alternatives, new video services that we may offer. They also include our subscribers' acceptance of our newer digital video, telephone and Internet access services, our ability to manage and grow our newer digital video, telephone and Internet access services, our ability to secure adequate capital to fund other system growth and development and planned acquisitions, our ability to successfully close proposed transactions and restructurings, risks inherent in investment and operations in foreign countries, changes in government regulation and changes in the nature of key strategic relationships with joint venture partners. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our discussion of these factors. Other than as may be required by applicable law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. We caution you, however, that this list of risk factors and other cautionary language contained herein may not be exhaustive.

USE OF PROCEEDS

If all of the rights are exercised, we will receive approximately $1.0 billion of proceeds before deducting any offering expenses. These expenses are estimated to be $0.8 million. We plan to use the net proceeds from this offering for working capital and general corporate purposes, including for future acquisitions and repayment of indebtedness. We expect to use approximately 10% of the net proceeds we receive from the rights offering to repay outstanding bank facility indebtedness of our European broadband distribution subsidiary.

The outstanding indebtedness we expect to repay was borrowed by our European broadband distribution subsidiary under term or revolving bank facilities, which bear interest at rates from 5.6% to 7.6% per annum and have terms from currently payable to five years, commencing in 2004.

DIVIDEND POLICY

We have never paid dividends on our shares of common stock and do not intend to pay dividends in the foreseeable future. You should not expect to receive dividends with respect to your investment in our common stock.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock trades on the Nasdaq National Market under the symbol "UCOMA". Our Class B and Class C common stock are not listed on any exchange. The following table shows the range of high and low sales prices of our Class A common stock reported on the Nasdaq National Market for the periods indicated:

	High	Low
Year ended December 31, 2002:
First Quarter	$6.22	$3.65
Second Quarter	$6.41	$2.13
Third Quarter	$2.75	$1.19
Fourth Quarter	$3.41	$1.42
Year ended December 31, 2003:
First Quarter	$3.22	$2.20
Second Quarter	$5.63	$2.81
Third Quarter	$7.70	$4.92
Fourth Quarter	$9.00	$5.95
Year ended December 31, 2004:
First Quarter (through January 16, 2004)	$10.08	$8.36

You are advised to obtain current market quotations for our Class A common stock. No assurance can be given as to the market prices of our Class A common stock at any time after the date of this prospectus.

CAPITALIZATION

The following table shows our consolidated capitalization as of September 30, 2003:

  •
  on a historical basis;

  •
  as adjusted to reflect the UGC Europe exchange offer and merger and the exercise by Liberty of its preemptive right to acquire additional shares of our Class A common stock for an aggregate purchase price of approximately $116.7 million, paid for by cancellation of approximately $104.5 million of outstanding indebtedness and cash;

  •
  as further adjusted to reflect the sale of our Class A, Class B and Class C common stock in the rights offering assuming that Liberty is the only stockholder that exercises its basic subscription privilege, and use of the net proceeds from the offering; and

  •
  as further adjusted to reflect the sale of all of the shares of our Class A, Class B and Class C common stock offered in this rights offering, and use of the net proceeds from the offering.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	September 30, 2003
			As further adjusted for rights offering
		As adjusted for UGC Europe exchange offer and merger and Liberty preemptive right(1)(2)
	Historical		Only Liberty exercises subscription right	All subscription rights exercised in full
	(Unaudited) (In thousands)
Cash and cash equivalents, restricted cash and short-term liquid investments	$351,441	$351,710	$851,115	$1,264,806

Notes payable, senior notes and other debt	$4,203,460	$4,100,732	$4,045,154	$3,999,188

Stockholders' equity:
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 105,262,331, 293,107,030, 298,567,430 and 375,176,998 shares outstanding, respectively, net of treasury shares	$1,053	$2,931	$2,986	$3,752
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 8,198,016, 8,198,016, 10,493,461 and 10,493,461 shares outstanding, respectively, net of treasury shares	82	82	105	105
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 303,123,542, 303,123,542, 387,998,134 and 387,998,134 shares issued and outstanding, respectively	3,031	3,031	3,880	3,880
Additional paid-in capital	4,520,532	5,946,649	6,501,505	6,961,323
Treasury stock	(34,079)	(34,079)	(34,079)	(34,079)
Accumulated deficit and accumulated other comprehensive income (loss)	(4,144,032)	(4,144,032)	(4,144,032)	(4,144,032)

Total stockholders' equity	$346,587	$1,774,582	$2,330,365	$2,790,949

(1)
We have assumed for these purposes that appraisal rights with respect to 252,065 shares of UGC Europe common stock (the equivalent of 2,596,270 shares of our Class A common stock) exercised by holders of UGC Europe common stock in connection with the UGC Europe merger are determined to be invalid or have been withdrawn prior to the record date of this rights offering.

(2)
Also includes the exercise of employee stock options through January 16, 2004.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

In the tables below, we provide you with our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003, to give you a better understanding of what our operations might have looked like had the UGC Europe exchange offer and merger been completed as of January 1, 2002, and our unaudited pro forma condensed consolidated balance sheet as of September 30, 2003, to give you a better understanding of what our financial position might have looked like had the UGC Europe exchange offer and merger been completed as of September 30, 2003.

This unaudited pro forma condensed consolidated financial information is derived from our unaudited and audited historical consolidated financial statements and related notes incorporated by reference herein, in addition to certain assumptions and adjustments, which are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information. This unaudited pro forma condensed consolidated financial information should be read together with our unaudited and audited historical consolidated financial statements and related notes, and other financial information pertaining to us, incorporated by reference herein. You should not rely on this unaudited pro forma condensed consolidated financial information as being indicative of the historical results that we would have had or the future results that we will experience. Our actual financial position and results of operations may differ, perhaps materially, from the unaudited pro forma amounts reflected herein because of a variety of factors, including changes in value not currently identified and changes in operating results between the date of the unaudited pro forma condensed consolidated financial information and the dates on which our tender offer and the related merger were consummated.

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

	September 30, 2003
		Unaudited Pro Forma Adjustments
	Historical Unaudited	Exchange Offer and Merger		Unaudited Pro Forma
	(In thousands)
Current assets	$588,524	$(12,000	)(1)	$576,524
Long-term assets	5,184,579	1,188,922	(2)	6,373,501

Total assets	$5,773,103	$1,176,922		$6,950,025

Current liabilities not subject to compromise	$1,061,437	$–		$1,061,437
Current liabilities subject to compromise	392,241	–		392,241
Long-term liabilities	3,828,941	–		3,828,941
Minority interests in subsidiaries	143,897	(118,145	)(3)	25,752
Stockholders' equity	346,587	1,295,067	(4)	1,641,654

Total liabilities and stockholders' equity	$5,773,103	$1,176,922		$6,950,025

See accompanying notes to the unaudited pro forma condensed consolidated financial statements, including explanations of pro forma adjustments.

Unaudited Pro Forma Condensed Consolidated Statement of Operations Data

	Nine Months Ended September 30, 2003
		Unaudited Pro Forma Adjustments
	Historical Unaudited	Exchange Offer and Merger		Unaudited Pro Forma
	(In thousands, except share and per share information)
Revenue	$1,375,666	$–		$1,375,666
Operating expense and other	(1,566,097)	–		(1,566,097)

Operating income (loss)	(190,431)	–		(190,431)
Interest expense, net	(253,210)	–		(253,210)
Gain on extinguishment of debt	2,183,997	–		2,183,997
Other income (expense), net	404,056	–		404,056

Income (loss) before income taxes and other items	2,144,412	–		2,144,412
Other	231,650	(41,703	)(5)	189,947

Income (loss) before cumulative effect of change in accounting principle	$2,376,062	$(41,703)		$2,334,359

Basic income (loss) per common share before cumulative effect of change in accounting principle	$9.17			$6.42

Diluted income (loss) per common share before cumulative effect of change in accounting principle	$9.17			$6.42

Basic weighted-average common shares	415,200,603			586,438,763

Diluted weighted-average common shares	415,220,596			586,458,756

	Year Ended December 31, 2002
		Unaudited Pro Forma Adjustments
	Historical Audited	Exchange Offer and Merger	Unaudited Pro Forma
	(In thousands, except share and per share information)
Revenue	$1,515,021	$–	$1,515,021
Operating expense and other	(2,414,303)	(6,000) (6)	(2,420,303)

Operating income (loss)	(899,282)	(6,000)	(905,282)
Interest expense, net	(641,786)	–	(641,786)
Gain on extinguishment of debt	2,208,782	–	2,208,782
Other income (expense), net	736,224	–	736,224

Income (loss) before income taxes and other items	1,403,938	(6,000)	1,397,938
Other	(415,670)	–	(415,670)

Income (loss) before cumulative effect of change in accounting principle	$988,268	$(6,000)	$982,268

Basic income (loss) per common share before cumulative effect of change in accounting principle	$2.52		$1.74

Diluted income (loss) per common share before cumulative effect of change in accounting principle	$2.52		$1.74

Basic weighted-average common shares	390,087,623		561,325,783

Diluted weighted-average common shares	391,364,157		561,559,740

See accompanying notes to the unaudited pro forma condensed consolidated financial statements, including explanations of pro forma adjustments.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Preliminary Purchase Price

The unaudited pro forma condensed consolidated financial information reflects an estimated purchase price of approximately $1.307 billion, based upon the issuance of approximately 172 million shares of our Class A common stock in exchange for shares of UGC Europe's common stock not owned by us prior to the exchange offer, as provided for in the exchange offer and merger transaction, and including our estimated transaction costs consisting primarily of dealer-manager, legal and accounting fees, printing costs and other external costs directly related to the exchange offer and merger, estimated to be $6.0 million. The final purchase price for accounting purposes is dependent on the actual number of shares of our Class A common stock issued, based on the actual number of shares of UGC Europe common shares tendered to us at the closing date of the transaction and the number of shares of UGC Europe common stock at the effective date for which appraisal rights were not validly exercised, and actual transaction costs.

The unaudited pro forma condensed consolidated financial information above does not take into account the exercise by Liberty and certain of its affiliates of their preemptive rights to acquire an additional 15,173,898 shares of our Class A common stock at $7.6929 per share with respect to the issuance of our Class A common stock in the UGC Europe exchange offer and merger. The purchase price of these shares was an aggregate of $116.7 million, paid for by cancellation of approximately $104.5 million of outstanding indebtedness one of our subsidiaries owed to one of Liberty's subsidiaries and cash.

The unaudited pro forma condensed consolidated financial information above does not take into account the effect of the rights offering. For further information, see "Capitalization."

Preliminary Purchase Price Allocation

The exchange offer and merger will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the total estimated purchase price will be allocated to the minority interests' proportionate interest in UGC Europe's identifiable tangible and intangible assets and liabilities acquired by us based upon their estimated fair values upon completion of the transaction. The excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired will be recorded as goodwill. We are in the process of, but have not yet completed, evaluating the estimated fair value of the assets and liabilities of UGC Europe, including the allocation of consideration to identifiable tangible and intangible assets other than goodwill. Accordingly, for purposes of preparing the unaudited pro forma consolidated condensed financial information, we have assumed the book value of UGC Europe's existing assets and liabilities approximates their fair value and the entire excess consideration is allocated to goodwill. The unaudited pro forma condensed consolidated statements of operations do not reflect any amortization of this goodwill, consistent with the guidance set forth in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Our final evaluation of the fair value of assets and liabilities of UGC Europe could result in the allocation of consideration to identifiable tangible and intangible assets other than goodwill. To the extent these identifiable tangible and intangible assets have definite lives, the final allocation of the consideration could result in additional depreciation and amortization expense and decreased operating income, net income and earnings per share in subsequent periods.

Pro Forma Earnings Per Share

Our unaudited pro forma condensed consolidated statements of operations have been prepared as if the exchange offer and merger had occurred as of January 1, 2002. The pro forma basic and diluted income (loss) per share are computed based on the following pro forma weighted-average common shares outstanding:

		Nine Months Ended September 30, 2003
		Basic	Diluted
Weighted-average common shares outstanding:
Historical weighted-average common shares outstanding for United		415,200,603	415,220,596
Class A common stock issued in the exchange offer and merger:
Approximate number of UGC Europe shares outstanding not owned by us and our subsidiaries	16,625,064
Exchange ratio	10.3

Class A common stock issued for UGC Europe shares		171,238,160	171,238,160

Pro forma weighted-average common shares outstanding		586,438,763	586,458,756

		Year Ended December 31, 2002
		Basic	Diluted
Weighted-average common shares outstanding:
Historical weighted-average common shares outstanding for United		390,087,623	391,364,157
Class A common stock issued in the exchange offer and merger:
Approximate number of UGC Europe shares outstanding not owned by us and our subsidiaries	16,625,064
Conversion ratio	10.3

Class A common stock issued for UGC Europe shares		171,238,160	171,238,160
Reversal of dilutive shares that are anti-dilutive on a pro forma basis		–	(1,042,577)

Pro forma weighted-average common shares outstanding		561,325,783	561,559,740

Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates that may change as additional information is obtained:

  (1)
  Represents cash paid of $6.0 million and $6.0 million by us and UGC Europe, respectively, for acquisition related costs such as investment banking, legal and accounting fees, printing costs and other.

  (2)
  Represents the excess purchase price (including acquisition related costs) over the minority interests' basis in the identifiable tangible and intangible assets and liabilities of UGC Europe acquired, recorded for pro forma purposes as goodwill.

  (3)
  Represents elimination of the minority interest share of UGC Europe's net equity as of September 30, 2003, due to the acquisition of the remaining shares of UGC Europe common stock not previously owned by us.

  (4)
  Represents the estimated value of the exchange offer and merger of $1.301 billion, assuming that all outstanding shares of UGC Europe common stock owned by persons other than us are exchanged for approximately 172 million shares of our Class A common stock, valued at $7.60 per share, reduced by $6.0 million for acquisition related costs paid for by UGC Europe. For purposes of this preliminary estimate, we used the average of the closing market price of a share of our Class A common stock from November 10, 2003 through November 14, 2003 (two days prior to, the day of, and two days after announcement of the final terms of the exchange offer).

  (5)
  Represents the reversal of the historical allocation of UGC Europe loss to the minority interest basis in the net equity of UGC Europe, as the minority interest share of UGC Europe's consolidated net equity is assumed to have been acquired by us at the beginning of the period presented.

  (6)
  Represents UGC Europe's acquisition related costs.

THE RIGHTS OFFERING

General

As soon as practicable after 5:00 p.m., New York City time, on Wednesday, January 21, 2004, which is the record date for the distribution, we will distribute to each holder of our common stock, at no charge, 0.28 transferable subscription rights for each share of our common stock owned by such holder as of the close of business on the record date. The rights will be evidenced by rights certificates.

Holders of our Class A common stock will receive Class A rights to acquire shares of our Class A common stock, holders of our Class B common stock will receive Class B rights to acquire shares of our Class B common stock and holders of our Class C common stock will receive Class C rights to acquire shares of our Class C common stock. Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Class A right entitles the holder to purchase one share of our Class A common stock at a subscription price of $6.00 per share, each whole Class B right entitles the holder to purchase one share of our Class B common stock at a subscription price of $6.00 per share, and each whole Class C right entitles the holder to purchase one share of our Class C common stock at a subscription price of $6.00 per share. The subscription price for each class of our common stock represents a 40% discount to the $10.00 per share last sales price of our Class A common stock on the Nasdaq National Market on January 16, 2004, the last trading day before the announcement of the subscription prices. Each right also has an oversubscription privilege, as described below under the heading "—Oversubscription Privilege."

The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of our common stock. If you hold your shares of our Class A common stock in a brokerage account or through a dealer or other nominee, please see the information included below under the heading "—Beneficial Owners." As used in this prospectus and in the related instructions for completing rights certificates, the term "business day" means any day on which securities may be traded on the Nasdaq National Market.

Reasons For The Rights Offering

We have an ongoing need for cash to repay our indebtedness and take advantage of business opportunities as they arise. If all of the rights are exercised, we will receive approximately $1.0 billion, before deducting any offering expenses. These expenses are estimated to be $0.8 million. We will use any net proceeds we receive from the rights offering for working capital and for general corporate purposes, including future acquisitions and repayment of indebtedness. See "Use of Proceeds."

Determination of Subscription Price

Our board of directors determined the subscription prices for the Class A rights, the Class B rights and the Class C rights. The subscription prices represented a discount of $4.00, or approximately 40%, to the last sales price on the Nasdaq National Market of our Class A common stock on January 16, 2004. In reaching this determination, the board of directors considered, among other things, our financial performance, the recent market prices of our Class A common stock, discounts used in similar rights offerings and the general condition of the securities markets.

No Fractional Rights

We will not issue or pay cash in lieu of fractional rights. Instead, we will round up any fractional rights to the nearest whole right. For example, if you own 10 shares of our common stock, you will receive 3 rights, instead of the 2.8 rights you would have received without rounding.

You may request that the subscription agent divide your rights certificate into transferable parts if you are the record holder for a number of beneficial owners of common stock. However, the subscription agent will not divide your rights certificate so that (through rounding or otherwise) you, together with any purchaser or transferee of part of your rights (if applicable), will receive a greater number of rights than those to which you would be entitled if you had not divided your rights certificate.

Expiration Time

You may exercise the basic subscription privilege and the oversubscription privilege at any time before the expiration time, which is 5:00 p.m., New York City time, on Friday, February 6, 2004, unless the rights offering is extended. If you do not exercise your rights before the expiration time, your rights will expire and become null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives any of the required documents relating to your exercise of subscription privileges after the expiration time, regardless of when you transmitted the documents, except, in the case of Class A rights, if you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

We may extend the expiration time for any reason, and you will not be able to revoke your exercise of subscriptions.

If we elect to extend the expiration time, we will issue a press release announcing the extension before 9:00 a.m. on the first business day after the most recently announced expiration time.

Subscription Privileges

Your rights entitle you to a basic subscription privilege and an oversubscription privilege.

Basic Subscription Privilege

Under the basic subscription privilege, each whole Class A right entitles the holder to purchase one share of our Class A common stock, each whole Class B right entitles the holder to purchase one share of our Class B common stock and each whole Class C right entitles the holder to purchase one share of our Class C common stock, as the case may be, upon delivery of the required documents and payment of the subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part. If you do not exercise your basic subscription privilege in full, you will not be entitled to exercise your oversubscription privilege.

Oversubscription Privilege

The oversubscription privilege entitles each rightsholder to purchase up to that number of shares of Class A common stock, in the case of Class A rights, that number of shares of Class B common stock, in the case of Class B rights, and that number of shares of Class C common stock, in the case of Class C rights, offered in the rights offering that are not purchased by other rightsholders within the respective class pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the subscription price per share prior to the expiration time. You will be permitted to purchase shares of common stock of your respective class pursuant to your oversubscription privilege only if other rightsholders within that class do not exercise their basic subscription privilege in full. You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares of the applicable class of common stock you wish to purchase, which may be up to the maximum number of shares within that class offered in the rights offering, less the number of shares within that class you may purchase under your basic subscription privilege.

Pro Rata Allocation.    If there are not enough shares of a class to satisfy all subscriptions pursuant to the exercise of the oversubscription privilege for that class, we will allocate the shares that are available for purchase within that class under the oversubscription privilege pro rata (subject to the elimination of fractional shares) among those rightsholders who exercise their oversubscription privilege with respect to that class. As used in this prospectus, "pro rata" means in proportion to the number of shares of any class that you and the other rightsholders have purchased pursuant to the exercise of the basic subscription privileges with respect to rights of any class. If there is a need to prorate the exercise of rights pursuant to the oversubscription privilege and the proration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic and oversubscription privileges. We will allocate the remaining shares among all other rightsholders within that class exercising their oversubscription privileges.

Full Exercise of Basic Subscription Privilege.    You may exercise your oversubscription privilege within a respective class only if you exercise, in full, your basic subscription privilege for all rights within that class represented by a single rights certificate. To determine if you have fully exercised your basic subscription privilege with respect to a class, we will consider only the basic subscription privilege held by you in the same capacity under a single rights certificate. For example, if you were granted rights under one rights certificate for shares of common stock you own individually and rights under a separate rights certificate for shares of common stock you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your oversubscription privilege with respect to those rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege. If you transfer a portion of your rights, you may exercise your oversubscription privilege if you exercise all of the remaining rights represented by the rights certificate you receive back from the subscription agent following the transfer.

You must exercise your oversubscription privilege at the same time as you exercise your basic subscription privilege in full.

If you own your shares of Class A common stock through your broker, dealer or other nominee holder and you wish for them to exercise your oversubscription privilege on your behalf, the nominee holder will be required to certify to the subscription agent:

  •
  the number of shares of Class A common stock held on the record date on your behalf;

  •
  the number of Class A rights you exercised under your basic subscription privilege;

  •
  that your entire basic subscription privilege with respect to that class held in the same capacity has been exercised in full; and

  •
  the number of shares of Class A common stock you subscribed for pursuant to the oversubscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

Return of Excess Payment.    If you exercise your oversubscription privilege with respect to a class of common stock and are allocated less than all of the shares of common stock for which you subscribed, the subscription agent will return to you by mail or similarly prompt means, or as otherwise instructed by us, the funds you paid for those shares of common stock class that are not allocated to you, without interest or deduction, as soon as practicable after the expiration of the guaranteed delivery period, in the case of Class A rights, or the expiration time, in the case of Class B and Class C rights.

Exercising Your Rights

You may exercise your rights by delivering the following to the subscription agent, in the case of Class A rights, and to us, in the case of Class B and Class C rights, before the expiration time:

  •
  your properly completed and executed rights certificate evidencing the exercised rights with any required signature guarantees or other supplemental documentation; and

  •
  your payment in full of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

Alternatively, with respect to Class A rights, if you deliver a notice of guaranteed delivery together with your subscription price payment for Class A common stock prior to the expiration time, you must deliver the Class A rights certificate within three business days after the date the notice of guaranteed delivery is received by the subscription agent using the guaranteed delivery procedures described below under the heading "—Guaranteed Delivery Procedures." Guaranteed delivery procedures are not available for Class B and Class C rights.

Payment of Subscription Price

Your cash payment of the subscription price for Class A rights must be made by either certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.). Your cash payment of the subscription price for Class A rights will be deemed to have been received by the subscription agent only when the subscription agent receives your certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order.

Your cash payment of the subscription price for Class B and Class C rights may be made, at your election, by either certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to us, or by wire transfer of immediately available funds to the account maintained by us for the purpose of accepting payments for subscriptions of Class B common stock and Class C common stock, as more fully described in the document entitled "Instructions for Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates." Your cash payment of the subscription price for Class B and Class C rights will be deemed to have been received by us only when we receive your certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order or confirmation of your wire transfer's acceptance in our designated account.

We will retain any interest earned on any cash funds held by the subscription agent or by us in connection with the rights offering prior to the consummation of the rights offering or the return of such funds, if required, pursuant to this prospectus.

The subscription agent will hold your payment of the subscription price for Class A rights in a segregated account with other payments received from holders of Class A rights until we issue to you your shares of Class A common stock or return your overpayment, if any. We will hold your payment of the subscription price for Class B and Class C rights in a segregated account with other payments received from holders of Class B and Class C rights until we issue to you your shares of Class B and Class C common stock or return your overpayment, if any.

Exercising a Portion of Your Rights

If you subscribe for fewer than all of the shares of common stock that you are eligible to purchase pursuant to the basic subscription privilege represented by your rights certificate, you may, under certain circumstances, request from the subscription agent, with respect to Class A rights, or from us, with respect to Class B and Class C rights, a new rights certificate representing the unused rights and then attempt to sell your unused rights. See "—Method of Transferring and Selling Rights" below.

Alternatively, you may transfer a portion of your rights and request from the subscription agent, in the case of Class A rights, or from us, in the case of Class B and Class C rights, a new rights certificate representing the rights you did not transfer. If you exercise less than all of your rights represented by a single rights certificate, you may not exercise the oversubscription privilege.

Calculation of Rights Exercised

If you do not indicate the number of shares being purchased for each class of rights you receive, or do not forward full payment of the aggregate subscription price for the number of shares that you indicate are being purchased, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of shares that may be purchased for the aggregate subscription price payment received by the subscription agent, in the case of Class A rights, or by us, in the case of Class B and Class C rights. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the oversubscription privilege to purchase the maximum number of shares of each respective class available to you pursuant to your oversubscription privilege that may be purchased with your overpayment. If your full subscription price payment is not applied to your purchase of shares of common stock, the subscription agent will return to you by mail or similarly prompt means, or as otherwise instructed by us, the excess amount without interest or deduction as soon as practicable after the expiration of the guaranteed delivery period, in the case of Class A rights, or the expiration time, in the case of Class B and Class C rights.

Instructions For Completing the Rights Certificates

You should read and follow the instructions accompanying the rights certificates carefully. If you want to exercise your rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent, in the case of Class A rights, or to us, in the case of Class B rights and Class C rights. You should not send the Class A rights certificates, any related documentation or payment of the Class A subscription price to us. Any Class A rights certificates and other items received by us relating to Class A subscriptions will be returned to the sender.

You bear all risk for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent, in the case of Class A rights, or to us, in the case of Class B rights and Class C rights. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

Signature Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  your rights certificate is registered in your name; or

  •
  you are an eligible institution.

Delivery of Subscription Materials and Payment

You should deliver your Class A rights certificate and payment for Class A common stock subscribed for, as well as any nominee holder certifications, notices of guaranteed delivery, Depository Trust Company participant oversubscription forms and any other required documentation to the subscription agent, Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.) as follows:

By Mail:	By Hand:
UnitedGlobalCom, Inc. c/o Mellon Investor Services LLC Attention: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	UnitedGlobalCom, Inc. c/o Mellon Investor Services LLC Attention: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271
By Overnight Courier:
UnitedGlobalCom, Inc. c/o Mellon Investor Services LLC Attention: Reorganization Dept. 85 Challenger Road Overpeck Centre Ridgefield Park, NJ 07660

If you are a Class B or Class C rightsholder, you should send your Class B and Class C rights certificates and payment or wire transfer for Class B or Class C common stock subscribed for to us at our address or account described in the document entitled "Instructions for Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates."

Guaranteed Delivery Procedures

If you wish to exercise your Class A rights, but you do not have sufficient time to deliver the Class A rights certificate evidencing your rights to the subscription agent before the expiration time, you may exercise your Class A rights by the following guaranteed delivery procedures:

  •
  provide your payment in full of the subscription price for each share of Class A common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time;

  •
  deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

  •
  deliver the properly completed Class A rights certificate evidencing the rights being exercised (and, if applicable for a nominee holder, the related nominee holder certification), with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was received by the subscription agent.

Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions For Use of UnitedGlobalCom, Inc. Class A Common Stock Rights Certificates" distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

  •
  your name;

  •
  the number of Class A rights represented by your rights certificate, the number of shares of Class A common stock you are subscribing for pursuant to the basic subscription privilege, the number of shares of Class A common stock, if any, you are subscribing for pursuant to the oversubscription privilege; and

  •
  your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under "—Delivery of Subscription Materials and Payment" above.

Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (201) 296-4293. To confirm facsimile deliveries, you may call (201) 296-4860.

The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at (888) 684-7182.

Guaranteed delivery procedures are not available for Class B and Class C rights.

Notice To Nominees

If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of our Class A common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the Class A rights as soon as possible to find out the beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the Class A rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Class A rights certificates and, in the case of the oversubscription privilege, the related nominee holder certification, and submit them to the subscription agent with the proper payment. A nominee holder that holds shares of Class A common stock for the account(s) of more than one beneficial owner may exercise the number of Class A rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the record date, so long as the nominee submits the appropriate rights certificates and certifications and proper payment to the subscription agent.

If you hold shares of Class A common stock as a nominee holder for beneficial owners whose address is outside the United States, see "—Foreign Stockholders."

Beneficial Owners

If you are a beneficial owner of shares of our Class A common stock or Class A rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your Class A rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your Class A rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

If you are outside the United States, see "—Foreign Stockholders."

Procedures For DTC Participants

We expect that the Class A rights will be eligible for transfer, and that your exercise of your basic subscription privilege with respect to Class A rights may be made, through the facilities of DTC. If you exercise your basic subscription privilege with respect to Class A rights through DTC we refer to your Class A rights as DTC Exercised Rights. If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to the subscription agent, at or prior to the expiration time, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the subscription price for the number of shares of Class A common stock for which your oversubscription privilege is to be exercised. Please call the information agent at (888) 684-7182 to obtain copies of the DTC participant oversubscription exercise form and the nominee holder certification.

Determinations Regarding the Exercise of Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of Class A common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "—Regulatory Limitation" and "—Compliance with Regulations Pertaining to the Rights Offering" below.

No Revocation of Exercised Rights

Once you have exercised your basic subscription privilege and, if you so choose, your oversubscription privilege, you may not revoke your exercise. Even if we extend the expiration time, you may not revoke your exercise.

Subscription Agent

We have appointed Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.) as subscription agent for the Class A rights offering. We will pay its fees and expenses related to the rights offering and have agreed to indemnify it from liabilities it may incur in connection with the rights offering. We will act as our own subscription agent for the Class B and Class C rights offering.

Information Agent

We have appointed Mellon Investor Services LLC as information agent for the Class A rights offering. We will pay its fees and expenses related to the rights offering and have agreed to indemnify it from liabilities it may incur in connection with the rights offering. With respect to Class A rights, you may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions for the Class A rights, the nominee holder certification, the notice of guaranteed delivery or other subscription materials referred to herein, to the information agent for the Class A rights offering, at the following telephone number and address:

Mellon Investor Services LLC
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ 07660
TOLL FREE: (888) 684-7182

With respect to Class B or Class C rights, you may direct any questions or requests for assistance concerning the methods of exercising your rights, additional copies of this prospectus, the instructions for the Class B and Class C rights or other subscription materials referred to herein, to us, at the following telephone number and address:

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, CO 80237
Attn: Corporate Secretary
(303) 770-4001

Method of Transferring and Selling Rights

We have applied for the Class A rights to be listed for trading on the Nasdaq National Market under the symbol "UCOMR". Neither our Class B nor Class C common stock trades on any exchange and we will not list the Class B or Class C rights on any exchange.

We expect that the Class A rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time, but you may not sell your rights or send your rights certificate to anyone outside the United States unless the foreign person provides evidence satisfactory to us that such transfer is lawful. There has been no prior public market for the rights, and we cannot assure you that a trading market for the rights will exist or develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See "—General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights" below.

Transfer of Rights

You may transfer rights in whole by endorsing the rights certificate for transfer and by following the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a part of the rights, you should deliver your properly endorsed rights certificate to the subscription agent, in the case of the Class A rights, or to us, in the case of the Class B and Class C rights. With your rights certificate, you should include instructions to register in the name of the transferee such portion of the rights evidenced thereby that you wish to transfer and to issue a new rights certificate to the transferee evidencing that portion of the rights that you wish to transfer. You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, the subscription agent, in the case of Class A rights, or we, in the case of Class B and Class C rights, will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent, in the case of Class A rights, or us, in the case of Class B and Class C rights, to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent, in the case of Class A rights, or we, in the case of Class B and Class C rights, send you certificates representing your remaining rights so that you may sell them through your broker or dealer. You may also request that the subscription agent, in the case of Class A rights only, sell your rights for you, as described below. We will not sell your Class B or Class C rights for you.

We and the subscription agent reserve the right without liability to treat as invalid any exercise or purported exercise of rights evidenced by a completed rights certificate or any transfer or purported transfer of a rights certificate that appears to us or the subscription agent to have been executed, effected or dispatched into, in or from a jurisdiction other than the United States or if the transferee of any purported transfer of a rights certificate appears to be resident outside the United States unless it is otherwise lawful for them to do so. At the time of transfer or exercise, these foreign persons must provide evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for them to do so.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the time the rights expire for the subscription agent, in the case of Class A rights, or us, in the case of Class B and Class C rights to:

  •
  receive and process your transfer instructions; and

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  issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

Neither we nor the subscription agent will have any liability to you if you or your transferee does not receive any new rights in time to exercise or transfer such rights.

If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

Sales of Rights Through the Subscription Agent

If you choose not to sell your rights through your broker or dealer, you may seek to sell your Class A rights only through the subscription agent. We will not sell your Class B or Class C rights for you. If you wish to have the subscription agent seek to sell your Class A rights, you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only part of your Class A rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate. You may only seek to sell whole rights and not fractions of a right through the subscription agent.

If the subscription agent sells Class A rights for you, the subscription agent will send you by mail a check for the net proceeds from the sale of any of your Class A rights as soon as practicable after the expiration time. If your Class A rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all Class A rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling Class A rights will be deducted from the aggregate sale price for all such Class A rights in determining the weighted average net sale price of all such Class A rights. We cannot assure you, however, that a market will develop for the Class A rights or that the subscription agent will be able to sell your Class A rights.

You must have your order to sell your Class A rights to the subscription agent before 11:00 a.m., New York City time, on Friday, January 30, 2004, the fifth business day before the expiration time. If less than all sales orders received by the subscription agent are filled, the sales proceeds will be prorated among you and the other Class A rightsholders based upon the number of Class A rights that each holder within the class has instructed be sold during that period, irrespective of when during the period the instructions are received. The subscription agent is required to sell your Class A rights only if the subscription agent is able to find buyers. If the subscription agent cannot sell your Class A rights by 5:00 p.m., New York City time, on Tuesday, February 3, 2004, the third business day before the expiration time, the subscription agent will return your rights certificate to you by overnight delivery.

IF YOU SELL YOUR CLASS A RIGHTS THROUGH YOUR BROKER OR DEALER, YOU WILL LIKELY RECEIVE A DIFFERENT AMOUNT OF PROCEEDS THAN IF YOU SELL THE SAME AMOUNT OF CLASS A RIGHTS THROUGH THE SUBSCRIPTION AGENT. IF YOU SELL YOUR CLASS A RIGHTS THROUGH YOUR BROKER OR DEALER INSTEAD OF THE SUBSCRIPTION AGENT, YOUR SALES PROCEEDS WILL BE THE ACTUAL SALES PRICE OF YOUR CLASS A RIGHTS LESS ANY FEES, COMMISSIONS AND EXPENSES, RATHER THAN THE WEIGHTED AVERAGE SALES PRICE DESCRIBED ABOVE.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should allow a sufficient amount of time for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives, in the case of Class A rights, or we receive, in the case of Class B and Class C rights, your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on Friday, January 30, 2004, five business days before the expiration time. Neither the subscription agent nor we will issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent, in the case of Class A rights, or by us, in the case of Class B and Class C rights, after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay any fees of the subscription agent associated with the exercise of rights. Any amounts you owe will be deducted from your account.

A request to exercise rights will constitute a warranty by you that you and the beneficial owner of the rights are within the United States, except if you have otherwise provided evidence to our satisfaction, such as a legal opinion from local counsel, that it is lawful for you to receive rights and exercise rights and acquire shares. A transfer of rights will constitute a warranty that the transferor is within the United States or is otherwise entitled to acquire the rights and a warranty from the transferee that the transferee and any beneficial owner of the rights for whom the transferee acts are within the United States or that it is otherwise lawful for them to receive rights and exercise rights and acquire shares of common stock.

If you do not exercise your rights before the expiration time, your rights will expire and will no longer be exercisable.

Effect on Stock Options

All of our outstanding stock options and SARs were issued pursuant to stock incentive plans. Holders of options to purchase shares of our common stock, regardless of class, and our SARs, will not receive rights. Rather, we will make such equitable adjustments as our compensation committee determines to be appropriate to preserve the benefits or potential benefits intended to be made available pursuant to the options and SARs and not dilute their proportionate interest in us.

No Recommendations to Rightsholders

Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our common stock or simply take no action with respect to your rights, based upon your own assessment of your best interests.

Termination

There are no conditions to the consummation of the rights offering. However, we may terminate the rights offering for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments. We will not be obligated to issue shares to rightsholders that have exercised their right prior to the termination of the rights offer. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Stockholders

We will not mail rights certificates to stockholders on the record date or to subsequent transferees whose addresses are outside the United States because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, we will have the subscription agent hold the rights certificates for those holders' accounts. To exercise or transfer their rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on Friday, January 30, 2004, five business days prior to the expiration time and must establish to our satisfaction that such exercise or transfer is permitted under applicable law. In the case of Class A rights, if a foreign holder does not establish to our satisfaction that such exercise or transfer is permitted under applicable law, and notify, and provide acceptable instructions to, the subscription agent by such time (and if no contrary instructions have been received by such time), the subscription agent will seek to sell the foreign holder's Class A rights, subject to the subscription agent's ability to find a purchaser. Any such sales will be deemed to have been made at the weighted average net sale price of all Class A rights sold by the subscription agent. If less than all such Class A rights are sold, the sales proceeds will be prorated among the foreign holder and other Class A rightsholders that have given sales orders to the subscription agent. If the subscription agent sells a foreign holder's Class A rights, the subscription agent will send the foreign holder by mail a check for the net proceeds from the sale of any Class A rights of the foreign holder. See "—Method of Transferring and Selling Rights," "—Transfer of Rights" and "—Sales of Rights Through the Subscription Agent" above. The proceeds, if any, resulting from sales of Class A rights of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the expiration time will be turned over to us. Class B and Class C rights will not be sold on behalf of foreign holders. If a foreign holder of Class B or Class C rights does not notify and provide acceptable instructions to us by the time indicated above, the right of such foreign holder to exercise Class B or Class C rights will be deemed to have expired. If you live outside of the United States, you should consult with your legal advisor about the particular laws of the country in which you live.

If you hold shares of our common stock through a broker, a dealer, a trustee or a depository within the United States as a nominee holder and you are outside the United States, neither you nor your nominee may attempt to exercise any rights unless you have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is not unlawful for you to receive and exercise rights without any requirement being imposed on us to be registered or licensed.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Issuance of Common Stock

Unless we earlier terminate the rights offering, the subscription agent will issue the shares of our Class A common stock purchased in the rights offering as soon as practicable following the latest time by which rights certificates may be received under the guaranteed delivery procedures, and we will issue shares of our Class B and Class C common stock purchased in the rights offering as soon as practicable after the expiration time. Each subscribing holder's new shares will be issued in the same form, certificated or book-entry, as the rights exercised by that holder.

Your payment of the aggregate subscription price for Class A common stock will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your shares of common stock. We will not pay you any interest on funds paid to the subscription agent in the case of Class A common stock, or to us, in the case of Class B and Class C common stock, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

We will not issue any fractional shares of common stock. You may only exercise whole rights. Fractional rights may not be exercised.

Shares of Common Stock Outstanding

As of January 16, 2004, assuming the withdrawal or invalidity of the demands for appraisal by former stockholders of UGC Europe prior to the record date of this rights offering, we had outstanding 293,107,030 shares of our Class A common stock, 8,198,016 shares of our Class B common stock and 303,123,542 shares of our Class C common stock. Based on this number of shares of our common stock being outstanding, the number of outstanding shares of our Class A common stock, Class B common stock and Class C common stock will increase by 82,069,968 shares, 2,295,445 shares and 84,874,592 shares, respectively, following the issuance of all shares purchased in the rights offering (assuming that the rights offering is fully subscribed). This represents an approximate 28% increase in the number of outstanding shares of our common stock. The share numbers included in this paragraph exclude shares issuable pursuant to outstanding stock options.

Compliance With Regulations Pertaining to The Rights Offering

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of:

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  1,000,000,000 shares of Class A common stock;

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  1,000,000,000 shares of Class B common stock;

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  400,000,000 shares of Class C common stock; and

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  10,000,000 shares of preferred stock, all $0.01 par value per share.

As of January 16, 2004, we had outstanding:

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  293,107,030 shares of Class A common stock, assuming the withdrawal or invalidity of the demands for appraisal by former stockholders of UGC Europe prior to the record date of this rights offering;

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  8,198,016 shares of Class B common stock;

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  303,123,542 shares of Class C common stock; and

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  no shares of preferred stock.

The description of our capital stock in this prospectus is a summary of the terms of our restated certificate of incorporation.

Common Stock

Our Class A common stock, Class B common stock and Class C common stock have identical economic rights. They do, however, differ in the following respects:

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  Each share of Class A common stock, Class B common stock and Class C common stock entitles the holders thereof to one, ten and ten votes, respectively, on each matter to be voted on by our stockholders, excluding, until our next annual meeting of stockholders, the election of directors, at which time the holders of Class A common stock, Class B common stock and Class C common stock will vote together as a single class on each matter to be voted on by our stockholders, including the election of directors; and

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  Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock at any time. Each share of Class C common stock is convertible, at the option of the holder, into one share of Class A common stock or Class B common stock at any time.

Holders of our Class A, Class B and Class C common stock are entitled to receive any dividends that are declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our Class A, Class B and Class C common stock will be entitled to share in all assets available for distribution to holders of common stock. Holders of our Class A, Class B and Class C common stock have no preemptive right under our certificate of incorporation. Our certificate of incorporation provides that if there is any dividend, subdivision, combination or reclassification of any class of common stock, a proportionate dividend, subdivision, combination or reclassification of one other class of common stock will be made at the same time.

We have appointed Mellon Investor Services LLC as the transfer agent and registrar for the Class A common stock. We are acting as the transfer agent and registrar for Class B and Class C common stock.

Certain Other Rights of Holders of Class C Common Stock

Under the terms of our certificate of incorporation, until our next annual meeting of stockholders we must have the approval of the majority of directors elected by the holders of Class C common stock, before we can:

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  acquire or dispose of assets or issue equity or debt securities, in any consecutive 12-month period, in an amount exceeding 30.0% of our market capitalization (excluding our sale by merger or otherwise, sale of all or substantially all of our assets, or a reorganization among affiliated entities, provided that the Class C common stockholders are treated equally with the Class B common stockholders and all Class B common stockholders are treated equally);

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  issue any additional shares of Class C common stock;

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  issue any options exercisable for Class B common stock (other than certain options that have been assumed by us or that are permitted under the terms of our certificate of incorporation);

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  remove or replace our Chief Executive Officer, except in the case of one of four candidates pre-approved by Liberty;

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  amend our charter or bylaws in a manner adverse to Liberty or the holders of Class B or Class C common stock or their affiliates;

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  enter into any material transaction between us or any of our controlled affiliates (including Old UGC, Inc., or "Old UGC," formerly known as UGC Holdings, Inc.) on the one hand, and any of our directors of or any of our controlled affiliates (including Old UGC), any founder or any family member or other affiliate of any of the foregoing, on the other hand, excluding transactions between us and any of our controlled affiliates and employee matters in the ordinary course of business;

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  amend, alter or repeal any provision of Old UGC's charter that would be adverse to us or the holders of the Class C common stock or their affiliates;

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  issue any shares of Old UGC's preferred stock;

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  sell, assign, transfer or otherwise dispose of, or take any action in exercise of, or waive or amend any rights with respect to any debt securities issued or indebtedness incurred by UPC, or any of its subsidiaries, which debt is held by or which indebtedness is owed to us; or

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  change our principal accounting firm.

Preferred Stock

We are authorized to issue 10 million shares of preferred stock. Our board of directors is authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

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  voting rights;

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  dividend rights;

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  dividend rates;

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  liquidation preferences;

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  redemption provisions;

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  sinking fund terms;

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  conversion or exchange rights;

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  the number of shares in the series; and

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  other rights, preferences, privileges and restrictions.

In addition, the preferred stock could have other rights, including economic rights senior to common stock, so that the issuance of the preferred stock could adversely affect the market value of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders. We have no current plans to issue any preferred stock.

Market Listings

Our Class A common stock is listed for trading on the Nasdaq National Market. Our Class B common stock and Class C common stock are not listed for trading on any exchange and have no established trading market. We may elect to list any class or series of securities on an exchange or other trading system, and in the case of Class A common stock, on an exchange or additional trading system, but, are not obligated to do so. No assurance can be given as to the liquidity of the trading market for any of our securities.

Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws summarized below may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

Our certificate of incorporation or bylaws provide:

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  for a classified board of directors, with each class containing as nearly as possible one-third of the number of directors on the board and the members of each class serving for three-year terms;

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  that vacancies on the board of directors may be filled only by the remaining directors;

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  that the stockholders may take action only at an annual or special meeting of stockholders, and not by written consent of the stockholders;

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  that special meetings of stockholders generally can be called only by the board of directors;

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  that our stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 66 2/3% of the voting power; and

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  for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, which notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 66 2/3% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

Delaware General Corporation Law, Section 203

We have elected not to be governed by Section 203 of the Delaware General Corporation Law.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Scope of Discussion

The following discussion is a summary of the U.S. federal income tax consequences that are expected to be material to a typical U.S. holder that receives rights distributed pursuant to the rights offering and that either (i) exercises such rights, (ii) allows such rights to expire, or (iii) sells, exchanges, or otherwise disposes of such rights. With the exception of the tax consequences described below under the heading "—Termination of Rights Offering," the following discussion assumes that we will not terminate the rights offering.

This discussion is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, or the "Treasury Regulations," and publicly available administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This discussion is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to U.S. holders in light of their particular circumstances. This discussion does not address any state, local or foreign tax consequences or any non-income tax consequences (such as estate or gift tax consequences). This discussion does not address any of the tax consequences applicable to foreign persons that hold shares of our common stock and that will receive rights distributed pursuant to the rights offering. This discussion applies only to U.S. holders that hold shares of our common stock as capital assets and that will hold the rights distributed pursuant to the rights offering as capital assets (and, in the event such rights are exercised, will hold newly acquired shares of our common stock as capital assets), in each case, within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to a U.S. holder that is one of our affiliates or that is subject to special rules under the Code, including but not limited to:

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  a financial institution, insurance company, or regulated investment company;

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  a tax-exempt organization, retirement plan, or mutual fund;

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  a dealer, broker, or trader in securities;

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  an entity treated as a partnership for U.S. federal income tax purposes;

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  a stockholder that owns its shares of our common stock indirectly through an entity treated as a partnership for United States federal income tax purposes, or a trust or estate;

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  a stockholder that holds its shares of our common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

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  a stockholder that acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is:

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  a citizen or resident of the U.S.;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under U.S. laws or the laws of any state or political subdivision thereof;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (i) if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a beneficial owner of our common stock is treated as a partnership for U.S. federal income tax purposes, the tax consequences of the rights offering to such partnership and its partners will depend on a variety of factors, including the activities of such partnership and its partners. If a beneficial owner of our common stock is a foreign person, the tax consequences of the rights offering to such person will depend upon a variety of factors, including whether such person conducts a trade or business in the U.S. A beneficial owner of our common stock that is treated as a partnership for U.S. federal income tax purposes, or that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, or that is a foreign person is urged to consult its own tax adviser regarding the tax consequences associated with the rights offering.

Tax Opinion

We have received an opinion from Holme Roberts & Owen LLP, or "HRO," regarding this discussion. HRO's opinion states that, subject to the assumptions, conditions, and qualifications described in HRO's opinion and in this discussion, this discussion accurately summarizes the U.S. federal income tax consequences that are expected to be material to a typical U.S. holder that receives rights distributed pursuant to the rights offering and that either (i) exercises such rights, (ii) allows such rights to expire, or (iii) sells, exchanges, or otherwise disposes of such rights.

HRO's opinion assumes, among other things, that the information contained in this prospectus is accurate and complete and that the factual statements made by us in a letter delivered to HRO are also accurate and complete. HRO's opinion also assumes that, effective as of the date on which the rights are distributed pursuant to the rights offering, or the "distribution date," we will take all necessary actions to equitably adjust the terms of our outstanding stock options in a manner that preserves the benefits or potential benefits intended to be granted and that prevents the rights offering from diluting the interest of our option holders.

We will not seek a ruling from the Internal Revenue Service, or the "IRS," with respect to the rights offering and HRO's opinion is not binding on the IRS or the courts. The IRS could take positions concerning the tax consequences of the rights offering that are different from those described in this discussion, and, if litigated, a court could sustain any such positions taken by the IRS. The full text of HRO's opinion has been filed as Exhibit 8.1 to our registration statement on Form S-3 which has been filed with the Securities and Exchange Commission. For information on how to obtain a copy of exhibits filed with our registration statement, see the section of this prospectus entitled "Where You Can Find More Information."

Beneficial owners of our common stock are urged to consult their own tax advisers regarding the specific tax consequences associated with the rights offering, including the applicability and effect of any state, local, foreign, or other tax laws as well as changes in applicable tax laws.

Distribution of Rights

Pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, a U.S. holder that receives rights pursuant to the rights offering will not be required to recognize taxable income for U.S. federal income tax purposes upon the receipt of such rights unless, among other things, the distribution of rights results in both the receipt of property by some stockholders and an increase in the proportionate interests of other stockholders in our assets or earnings and profits. In this discussion, we refer to a distribution that has both of these consequences as a "disqualified distribution." For the purpose of determining whether a disqualified distribution has occurred, the term "stockholder"

includes a holder of rights to acquire our stock. However, it is unclear whether distributions made to a holder of our outstanding compensatory stock options will be treated as distributions subject to Section 305.

As described under the heading "The Rights Offering—Effect on Stock Options," we plan to adjust the terms of our outstanding stock options. The Treasury Regulations under Section 305 of the Code provide that the failure to properly adjust stock options following the distribution of stock rights may cause the stock rights to be a disqualified distribution. However, the Treasury Regulations do not adequately address whether the terms of compensatory stock options must be adjusted and, if an adjustment is required, how the adjustment should be made. We believe that the adjustments we plan to make to our stock options should satisfy the requirements in the Treasury Regulations if those regulations apply to our compensatory stock options. However, there is a risk that the IRS might not agree with our approach.

Based on our belief that the adjustment of our stock options does not cause the rights offering to be a disqualified distribution, we believe that a U.S. holder that receives rights pursuant to the rights offering should not be required to recognize taxable income for U.S. federal income tax purposes and we intend to report the rights offering accordingly. However, if our intended treatment of the rights offering were challenged by the IRS and if such challenge were ultimately upheld, the U.S. federal income tax consequences to a U.S. holder that receives rights pursuant to the rights offering may differ from the consequences described herein, and it is possible that a U.S. holder's receipt of rights pursuant to the rights offering may be taxable as a dividend. We have not received an opinion from HRO on this issue.

Basis and Holding Period of Rights

If, in accordance with Section 307 of the Code, the fair market value of the rights which we distribute to a U.S. holder is less than 15% of the fair market value of such U.S. holder's shares of our common stock with respect to which such rights were distributed, such U.S. holder's basis in the rights distributed generally will be zero. A U.S. holder may elect, however, to allocate its basis in our common stock between such common stock and the rights received in proportion to the fair market value of such common stock and such rights. This election may be made pursuant to Section 307 of the Code and the Treasury Regulations thereunder and will be irrevocable once made.

If the fair market value of the rights which we distribute to a U.S. holder is 15% or more of the fair market value of such U.S. holder's shares of our common stock with respect to which such rights were distributed, such U.S. holder will be required to allocate its basis between such common stock and such rights in proportion to their relative fair market values.

In either case, a U.S. holder's holding period for the rights that we distribute to such U.S. holder will include the holding period of such U.S. holder's shares of our common stock with respect to which such rights were distributed.

Exercise of Rights; Basis and Holding Period of Acquired Shares; Sale Exchange or Other Disposition of Acquired Shares

A U.S. holder will not recognize gain or loss upon the exercise of the rights. A U.S. holder's basis in our common stock acquired through exercise of the rights generally will equal the sum of (i) the subscription price paid by such U.S. holder to acquire such common stock and (ii) such U.S. holder's basis in the rights exercised. A U.S. holder's holding period in shares of our common stock acquired will begin on the day such U.S. holder exercises the rights.

Upon the sale, exchange or other disposition of our common stock acquired upon the exercise of rights, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and such U.S. holder's basis in such common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if a U.S. holder's holding period exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Expiration of Rights

If a U.S. holder receives rights pursuant to the rights offering and allows the rights to expire unexercised, then such U.S. holder will not be permitted to recognize a taxable loss. In addition, such U.S. holder's basis in its shares of our common stock will not be affected by this rights offering and such U.S. holder's decision to allow its rights to expire and will remain the same as before the rights offering.

Sale, Exchange or Other Disposition of Rights

Upon the sale, exchange or other disposition of rights, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and such U.S. holder's basis in the rights. Such gain or loss will be long-term capital gain or loss if a U.S. holder's holding period in the rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Termination of Rights Offering

If a U.S. holder receives rights pursuant to the rights offering and retains such rights, then, if we subsequently terminate the rights offering: (i) such U.S. holder will not recognize income, gain or loss as a result of the distribution, ownership or termination of the rights; and (ii) such U.S. holder's basis in its shares of our common stock with respect to which the rights were distributed will not be affected by the rights offering.

If a U.S. holder receives rights pursuant to the rights offering and such U.S. holder sells, exchanges or otherwise disposes of such rights, then, while the matter is not entirely free from doubt, if we subsequently terminate the rights offering: (i) such U.S. holder should not recognize income or gain as a result of the prior distribution of the rights; (ii) such U.S. holder's basis in the shares of our common stock with respect to which the rights were distributed and such U.S. holder's basis in the rights should be determined as described above under the heading "—Basis and Holding Period of Rights"; and (iii) such U.S. holder should recognize gain or loss equal to the difference between the amount realized upon the sale of the rights and such U.S. holder's basis, if any, in the rights. Such gain or loss will be long-term gain or loss if such U.S. holder's holding period for the rights exceeds one year at the time of sale, exchange or other disposition.

Backup Withholding

A U.S. holder that sells, exchanges or otherwise disposes of shares of our common stock acquired upon the exercise of rights or that sells, exchanges or otherwise disposes of rights may be subject to backup withholding on the proceeds received at a rate of 28%, unless such U.S. holder:

  •
  is a corporation or other exempt recipient and, when required, establishes this exemption; or

  •
  provides a correct taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will generally be creditable against the United States federal income tax liability of a U.S. holder if appropriate information is provided to the IRS. If a U.S. holder does not provide the appropriate party with the correct taxpayer identification number or any other proper document or certification required by the IRS (generally a Form W-9 in the case of a U.S. holder), such U.S. holder may be subject to penalties imposed by the IRS.

PLAN OF DISTRIBUTION

We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held at the close of business on Wednesday, January 21, 2004, the record date for this rights offering.

We will pay Mellon Investor Services LLC, the information agent, a fee of approximately $10,000 and Mellon Bank, N.A., the subscription agent with respect to the Class A rights, a fee of approximately $40,000 for their services in connection with this rights offering (which includes the subscription agent's fees associated with the exercise of rights). We have also agreed to reimburse the information agent and the subscription agent their reasonable expenses and indemnify them from liabilities they may incur in connection with the rights offering.

We estimate that our total expenses in connection with the rights offering, including registration, legal and accounting fees, will be approximately $0.8 million.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

LEGAL MATTERS

The discussion set forth under the heading "Material United States Federal Income Tax Consequences" and the validity of the shares of our common stock and rights offered by this prospectus will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of UnitedGlobalCom, Inc. as of and for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the Company's primary operating subsidiary (United Pan-Europe Communications, N.V.) is currently under bankruptcy court supervision in both the United States and The Netherlands, has suffered recurring losses from operations and is currently in default under certain of its significant bank credit facilities and senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency and raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

That report refers to a change in the Company's method of accounting for goodwill and intangible assets in 2002.

That report refers to the revisions to the 2001 and 2000 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which we adopted as of January 1, 2002. However, KPMG LLP was not engaged to audit, review, or apply any procedures to our 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

That report refers to a restatement of the consolidated financial statements as of and for the year ended December 31, 2002.

Arthur Andersen LLP was our independent public accountant with respect to our financial statements for the years ended December 31, 2000 and 2001. Such financial statements are incorporated by reference herein in reliance upon the report of Arthur Andersen dated April 12, 2002 (except with respect to the matter discussed in Note 23, as to which the date is May 14, 2002), and upon their authority as experts in accounting and auditing. Arthur Andersen LLP was indicted by the United States Department of Justice on federal obstruction of justice charges in early 2002, and ceased performing audits of public companies. The opinion of Arthur Andersen LLP incorporated by reference herein covers our financial statements as of and for the two years ended December 31, 2001. The opinion is a copy of the audit report previously issued by Arthur Andersen LLP in connection with our annual report on Form 10-K for the year ended December 31, 2001, as amended in connection with Amendment No. 1 to our Form S-1 Registration Statement filed on June 6, 2002. Arthur Andersen LLP has not reissued such report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 to register shares of our common stock and rights to purchase shares of our common stock. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.

We, as a reporting company, are subject to the informational requirements of the Securities Exchange Act of 1934 and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the their Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the Securities and Exchange Commission's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as the complete S-3 registration statement, may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the Securities and Exchange Commission. Also, our Code of Business Conduct & Ethics is available on our website and amendments to and waivers from such Code will be disclosed through our website. The address of our website is http://www.unitedglobal.com; the information on such website is not a part of this prospectus.

Our Class A common stock is traded on the Nasdaq National Market, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

This document incorporates important business and financial information about us from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet website that the SEC maintains at www.sec.gov, as well as from other sources. You may also request copies of these documents from us, without charge, upon written or oral request to:

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
Attn: Investor Relations Department
(303) 770-4001

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents described below that have been previously filed with SEC. These documents contain important information about us.

The following reports and documents that we (SEC File No. 000-49658) have previously filed with the SEC are incorporated by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as amended on Form 10-K/A filed on November 14, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, both as amended on Form 10-Q/A filed on November 14, 2003, and for the quarter ended September 30, 2003, filed on November 14, 2003;

  •
  Our Current Reports on Form 8-K as follows:

Date of Report	Date of Filing
January 12, 2004	January 12, 2004
January 7, 2004	January 8, 2004
January 5, 2004	January 6, 2004
December 19, 2003	December 22, 2003
December 12, 2003	December 17, 2003
November 24, 2003	November 26, 2003
November 12, 2003	November 13, 2003
November 7, 2003	November 10, 2003
November 4, 2003	November 5, 2003
November 3, 2003	November 4, 2003
October 27, 2003	October 28, 2003
October 20, 2003	October 23, 2003
October 6, 2003	October 6, 2003
September 3, 2003	September 3, 2003
August 26, 2003	August 27, 2003
August 19, 2003	August 22, 2003
August 19, 2003	August 19, 2003
August 14, 2003	August 14, 2003
July 28, 2003	July 29, 2003
July 15, 2003	July 15, 2003
July 7, 2003	July 9, 2003
June 20, 2003	June 20, 2003
June 16, 2003	June 17, 2003
May 29, 2003	May 30, 2003
April 29, 2003	April 29, 2003
April 24, 2003	April 24, 2003
April 15, 2003	April 16, 2003
March 21, 2003	March 25, 2003
March 13, 2003	March 14, 2003
March 3, 2003	March 3, 2003
February 20, 2003	February 21, 2003
January 27, 2003	January 29, 2003
January 9, 2003	January 15, 2003
January 9, 2003	January 10, 2003
January 8, 2003	January 8, 2003
  •
  Our proxy statement on Schedule 14A filed on November 17, 2003.

All documents filed by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this rights offering shall also be deemed to be incorporated by reference into this prospectus as of the dates of filing of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance and Distribution.

        The following table sets forth the expenses payable by us in connection with the transactions being registered. All amounts are estimates except the registration fee.

Registration fee	82,198
Nasdaq listing fee	75,000
Printing expenses	200,000
Fees and expenses of legal counsel	200,000
Accounting fees and expenses	25,000
Information agent fee	10,000
Subscription agent fee	40,000
Miscellaneous	167,802

Total	$800,000

Item 15. Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law, or the "DGCL," provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL also provides that a corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 145 of the DGCL provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the above paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when such provision became effective.

        Article Sixth of the Restated Certificate of Incorporation, as amended, of the registrant, provides as follows:

          To the fullest extent permitted by the General Corporation Law of the State of Delaware, as now existing or hereafter amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of his fiduciary duty as a director. Any amendment or repeal of this Article Sixth shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing under this Article Sixth immediately before the amendment or repeal.

        Article Seventh of the Restated Certificate of Incorporation, as amended, of the registrant, in part provides as follows:

            (a)    RIGHT TO INDEMNIFICATION.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he, or a Person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Person. The Corporation shall be required to indemnify or make advances to a Person in connection with a proceeding (or part thereof) initiated by such Person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            (b)    PREPAYMENT OF EXPENSES.    The Corporation shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article Seventh or otherwise.

        Article Sixth of the Bylaws of the registrant provides in part as follows:

            Section 6.01.    DIRECTORS AND OFFICERS.    The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under Section 6.04.

            Section 6.03.    EXPENSES.

            (a)   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article VI or otherwise.

            (b)   Notwithstanding the foregoing, unless otherwise determined pursuant to Section 6.05, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

            Section 6.07.    INSURANCE.    To the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VI.

            Section 6.09.    SEVERABILITY.    If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law. If this Article VI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under applicable law.

The registrant has entered into agreements with its officers, directors and certain key employees implementing the indemnification provided for in the registrant's Certificate of Incorporation and Bylaws.

Item 16. Exhibits and Financial Statement Schedules

(a) The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant and as amended, as currently in effect.(1)
4.2	Bylaws of the Registrant as currently in effect.(1)
4.3	Specimen of Class A Common Stock certificate of the Registrant.(2)
4.4	Specimen transferable subscription rights certificate for holders of Class A common stock.
4.5	Specimen transferable subscription rights certificate for holders of Class B common stock.
4.6	Specimen transferable subscription rights certificate for holders of Class C common stock.
4.7	Instructions for Use of UnitedGlobalCom, Inc. Class A Common Stock Right Certificates.
4.8	Instructions for Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates.

4.9
Securities Purchase Agreement, dated February 6, 2003, by and among the Registrant, Alliance Balanced Shares, Alliance Growth Fund, Alliance Global Strategic Income Trust and EQ Alliance Common Stock Portfolio.(3)
4.10
Securities Purchase Agreement, dated February 11, 2003, by and among the Registrant and Capital Research and Management Company, on behalf of The Income Fund of America, Inc., Capital World Growth and Income Fund, Inc. and Fundamental Investors, Inc.(3)
4.11	Securities Purchase Agreement dated April 8, 2003, by and among the Registrant and Liberty International B-L LLC.(4)
5.1	Opinion of Holme Roberts & Owen LLP regarding the legality of the rights and common stock being registered.
8.1	Opinion of Holme Roberts & Owen LLP regarding certain tax matters.
23.1	Independent Auditors' Consent – KPMG LLP.
23.2	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.
24.1	Power of Attorney.*
99.1	Form of Notice of Guaranteed Delivery.
99.2	Form of DTC Participant Oversubscription Exercise Form.
99.3	Form of Letter from the Registrant to brokers, dealers and nominees.
99.4	Form of Letter from brokers, dealers and nominees to clients.
99.5	Form of Beneficial Owner Election Form.
99.6	Form of Nominee Holder Certification.
99.7	Instructions for Certification of Taxpayer Identification Number on Form W-9.*
99.8	Form of Subscription Agent and Information Agent Agreement by and between the Registrant, Mellon Bank, N.A. and Mellon Investor Services LLC.

*
Previously filed.

(1)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 dated February 14, 2002 (File No. 333-82776).

(2)
Incorporated by reference from the Registrant's Form 10-K for the year ended December 31, 2001 (File No. 000-496-58).

(3)
Incorporated by reference from Amendment No. 4 to the Registrant's Registration Statement on Form S-1 dated March 14, 2003 (File No. 333-82776).

(4)
Incorporated by reference from Amendment No. 5 to the Registrant's Registration Statement on Form S-1 dated May 2, 2003 (File No. 333-82776).

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado, on January 20, 2004.

UNITEDGLOBALCOM, INC.
By:	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

January 20, 2004	* Gene W. Schneider, Chairman and Director
January 20, 2004	* Michael T. Fries, President, Chief Executive Officer and Director
January 20, 2004	* Robert R. Bennett, Director
January 20, 2004	* John P. Cole, Jr., Director
January 20, 2004	/s/ VALERIE L. COVER Valerie L. Cover, Vice President and Controller
John W. Dick, Director
January 20, 2004	* Paul A. Gould, Director
January 20, 2004	* Gary S. Howard, Director
January 20, 2004	* David B. Koff, Director
January 20, 2004	* John C. Malone, Director
January 20, 2004	* Mark L. Schneider, Director
January 20, 2004	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III, Chief Financial Officer
* By:	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Registrant and as amended, as currently in effect.(1)
4.2	Bylaws of the Registrant as currently in effect.(1)
4.3	Specimen of Class A Common Stock certificate of the Registrant.(2)
4.4	Specimen transferable subscription rights certificate for holders of Class A common stock.
4.5	Specimen transferable subscription rights certificate for holders of Class B common stock.
4.6	Specimen transferable subscription rights certificate for holders of Class C common stock.
4.7	Instructions for Use of UnitedGlobalCom, Inc. Class A Common Stock Right Certificates.
4.8	Instructions for Use of UnitedGlobalCom, Inc. Class B and Class C Common Stock Rights Certificates.
4.9
Securities Purchase Agreement, dated February 6, 2003, by and among the Registrant, Alliance Balanced Shares, Alliance Growth Fund, Alliance Global Strategic Income Trust and EQ Alliance Common Stock Portfolio.(3)
4.10
Securities Purchase Agreement, dated February 11, 2003, by and among the Registrant and Capital Research and Management Company, on behalf of The Income Fund of America, Inc., Capital World Growth and Income Fund, Inc. and Fundamental Investors, Inc.(3)
4.11	Securities Purchase Agreement dated April 8, 2003, by and among the Registrant and Liberty International B-L LLC.(4)
5.1	Opinion of Holme Roberts & Owen LLP regarding the legality of the rights and common stock being registered.
8.1	Opinion of Holme Roberts & Owen LLP regarding certain tax matters.
23.1	Independent Auditors' Consent – KPMG LLP.
23.2	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.
24.1	Power of Attorney.*
99.1	Form of Notice of Guaranteed Delivery.
99.2	Form of DTC Participant Oversubscription Exercise Form.
99.3	Form of Letter from the Registrant to brokers, dealers and nominees.
99.4	Form of Letter from brokers, dealers and nominees to clients.
99.5	Form of Beneficial Owner Election Form.
99.6	Form of Nominee Holder Certification.
99.7	Instructions for Certification of Taxpayer Identification Number on Form W-9.*
99.8	Form of Subscription Agent and Information Agent Agreement by and between the Registrant, Mellon Bank, N.A. and Mellon Investor Services LLC.

*
Previously filed.

(1)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 dated February 14, 2002 (File No. 333-82776).

(2)
Incorporated by reference from the Registrant's Form 10-K for the year ended December 31, 2001 (File No. 000-496-58).

(3)
Incorporated by reference from Amendment No. 4 to the Registrant's Registration Statement on Form S-1 dated March 14, 2003 (File No. 333-82776).

(4)
Incorporated by reference from Amendment No. 5 to the Registrant's Registration Statement on Form S-1 dated May 2, 2003 (File No. 333-82776).